EXHIBIT 4.25.3

EXECUTION VERSION

SENIOR UNSECURED MATURITY LOAN “B” AGREEMENT

among

NEW SUNWARD HOLDING B.V.,

as Borrower

and

CEMEX, S.A.B. de C.V.,

as Guarantor

and

CEMEX MÉXICO, S.A. de C.V.,

as Guarantor

and

HSBC SECURITIES (USA) INC.,

as Sole Structuring Agent

and

HSBC SECURITIES (USA) INC.,

BANCO SANTANDER, S.A. and THE ROYAL BANK OF SCOTLAND PLC

as Joint Lead Arrangers and Joint Bookrunners

and

The Several Lenders Party Hereto,

as Lenders

and

ING CAPITAL LLC,

as Administrative Agent

Up to U.S.$525,000,000

Dated as of December 31, 2008

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(Continued)

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(Continued)

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(Continued)

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(Continued)

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(Continued)

Page
SCHEDULES

Schedule 2.01(a)	—	Loans

Schedule 2.01(b)	—	Lending Offices

Schedule 2.01(c)	—	Notice Details

Schedule 8.02(e)	—	Liens

Schedule 8.04	—	Qualified Receivables Transactions

EXHIBITS

Exhibit A	—	Form of Maturity “B” Note

Exhibit B	—	Notice of Continuation

Exhibit C	—	Form of Assignment and Assumption Agreement

Exhibit D	—	Form of Opinion of Special New York Counsel to the Credit Parties

Exhibit E	—	Form of Opinion of In-House Counsel to the Credit Parties

Exhibit F	—	Form of Opinion of Dutch Counsel to the Credit Parties

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SENIOR UNSECURED MATURITY LOAN “B” AGREEMENT

SENIOR UNSECURED MATURITY LOAN “B” AGREEMENT, dated as of December 31, 2008, among NEW SUNWARD HOLDING B.V. (the “Borrower”), a private company with limited liability formed under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands, CEMEX, S.A.B. de C.V. (the “Parent”), a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States, CEMEX MÉXICO, S.A. de C.V. (“CEMEX Mexico” and together with the Parent, the “Guarantors”), a sociedad anonima de capital variable organized and existing pursuant to the laws of the United Mexican States, the several lenders party hereto, HSBC SECURITIES (USA) INC., as sole structuring agent (in such capacity, together with its successors and assigns, if any, in such capacity, the “Structuring Agent”), HSBC SECURITIES (USA) INC., BANCO SANTANDER, S.A. and THE ROYAL BANK OF SCOTLAND PLC as joint lead arrangers and joint bookrunners (the “Joint Lead Arrangers”), and ING Capital LLC, as administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Senior Unsecured Dutch Loan “B” Agreement, dated as of June 2, 2008, by and among the Borrower, each Guarantor, HSBC SECURITIES (USA) INC., as sole structuring agent, HSBC SECURITIES (USA) INC., BANCO SANTANDER, S.A. AND THE ROYAL BANK OF SCOTLAND PLC as joint lead arrangers and joint bookrunners, ING Capital LLC, as administrative agent and each lender party hereto, as such agreement may be amended, modified or supplemented from time to time (the “Dutch Loan “B” Agreement”) permits the Borrower to convert its Dutch Loans outstanding thereunder into Loans outstanding under this Agreement, subject to the satisfaction or waiver of certain conditions to such conversion;

WHEREAS, the Dutch Loan “B” Agreement permits the Borrower to convert each Lender’s Dutch Loan under the Dutch Loan “B” Agreement into a Loan pursuant to this Agreement and exchange its Dutch “B” Note for a Maturity “B” Note in the identical principal amount;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Debt” means, with respect to any specified Person, Debt of any other Person existing at the time such Person becomes a Subsidiary of such specified Person or assumed in connection with the acquisition of assets from such Person.

“Acquired Subsidiary” means any Subsidiary acquired by the Parent or any other Subsidiary after the date hereof in an Acquisition, and any Subsidiaries of such Acquired Subsidiary on the date of such Acquisition.

“Acquiring Subsidiary” means any Subsidiary of the Parent or any one of its Subsidiaries solely for the purpose of participating as the acquiring party in any Acquisition, and any Subsidiaries of such Acquiring Subsidiary acquired in such Acquisition.

“Acquisition” means any merger, consolidation, acquisition or lease of assets, acquisition of securities or business combination or acquisition, or any two or more of such transactions, if upon the completion of such transaction or transactions, the Parent or any Subsidiary thereof has acquired an interest in assets comprising all or substantially all of an operating-unit, division, or line of business or in any Person who is deemed to be a Subsidiary under this Agreement and was not a Subsidiary prior thereto.

“Act” has the meaning specified in Section 13.16.

“Adjusted Consolidated Net Tangible Assets” means, with respect to the Parent, the total assets of the Parent and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), including any write-ups or restatements required under Applicable GAAP (other than with respect to items referred to in clause (ii) below), after deducting therefrom (i) all current liabilities of such Person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licenses, concessions, patents, unamortized debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with Applicable GAAP.

“Administrative Agent” means ING Capital LLC, in its capacity as administrative agent for each of the Lenders, and its successors and assigns in such capacity.

“Administrative Agent’s Payment Office” means the Administrative Agent’s address for payments set forth on the signature pages hereof or such other address as the Administrative Agent may from time to time specify to the other parties hereto pursuant to the terms of this Agreement.

“Affected Lender” has the meaning specified in Section 3.06(a).

“Affiliate” means, in relation to any Person, a Subsidiary of that Person or a Holding Company of that Person or any other Subsidiary of that Holding Company.

“Agreement” means this Senior Unsecured Maturity Loan “B” Agreement, as the same may hereafter be amended, supplemented or otherwise modified from time to time.

“Applicable GAAP” means, with respect to any Person, Mexican FRS or other generally accepted accounting principles required to be applied to such Person in the jurisdiction of its incorporation or organization and used in preparing such Person’s financial statements.

“Applicable Margin” means, at any date, 1%.

“Assignee” has the meaning specified in Section 13.06(b).

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit C.

“Assignor” has the meaning specified in Section 13.06(b).

“Average Drawn Commitment” means, for any Calculation Period, the ratable share of the Average Outstanding Loans for any Lender under this Agreement as of the end of each day during such fiscal quarter, divided by the number of days in such fiscal quarter.

“Average Outstanding Loans” means, for any fiscal quarter, the sum of the aggregate principal amount of Loans outstanding under this Agreement as of the end of each day during each such fiscal quarter, divided by the number of days in such fiscal quarter.

“Base Rate” means, for any day, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus  1/2% per annum, in each case as in effect for such day. Any change in the Prime Rate announced by the Reference Banks shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan made or maintained at a rate of interest calculated with reference to the Base Rate.

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City, New York, Amsterdam, The Netherlands, Madrid, Spain or Mexico City, Mexico are authorized or required by law to close.

“Calculation Date” means with respect to each Calculation Period, the earlier of the date on which the Borrower delivers, or is required to deliver its financial statements with respect to the corresponding fiscal quarter in accordance with Sections 7.01(a) and 7.01(b); provided, however, that the Calculation Date for the final Facility Fee Payment Date shall be the date on which the financial statements for the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Sections 7.01(a) and 7.01(b) have been delivered or were required to be delivered.

“Calculation Period” means each fiscal quarter; provided, however, the first Calculation Period shall commence on the Conversion Date and the last Calculation Period shall end on the last Facility Fee Payment Date.

“Capital Expenditure” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Parent and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with Mexican FRS and (b) any Capital Leases incurred by the Parent and its Subsidiaries during such period.

“Capital Lease” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Applicable GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Applicable GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designed) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CEMEX Mexico” has the meaning specified in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitor” means any Person engaged in the business of producing, distributing, and marketing cement, ready-mix concrete, aggregates, and related building materials.

“Confidential Information” means information that a Credit Party furnishes to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers or such Lender from a source other than a Credit Party that is not, to the best of the Administrative Agent’s, the Structuring Agent’s, the Joint Lead Arrangers’ or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Credit Party or any other Person.

“Consenting Lender” means any Lender who is a signatory to the Dutch Loan “B” Amendment.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) to the extent not included in (a) above, payments during such period in respect of the financing costs of financial derivatives in the form of equity swaps.

“Consolidated Fixed Charge Coverage Ratio” means, for any Reference Period, the ratio of (a) EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Interest Expense” means, for any period, the total gross interest expense of the Parent and its consolidated Subsidiaries allocable to such period in accordance with Applicable GAAP.

“Consolidated Net Debt” means, at any date, the sum (without duplication) of (a) the aggregate amount of all Debt of the Parent and its Subsidiaries at such date, plus (b) to the extent not included in Debt, the aggregate amount of all derivative financing in the form of equity swaps outstanding at such date (except to the extent such exposure is cash collateralized) minus (c) all Temporary Investments (for the avoidance of doubt, net of any amounts pledged as cash collateral) of the Parent and its Subsidiaries at such date.

“Consolidated Net Debt / EBITDA Ratio” means, on any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) EBITDA for the one year period ending on such date (subject to adjustment as set forth in the definition of “EBITDA”).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, loan agreement or other agreement to which such Person is a party or by which it or any of its property or assets is bound.

“Conversion Date” has the meaning set forth in Article IV.

“Conversion Notice” shall have the meaning given such term in the Dutch Loan “B” Agreement.

“Credit Party” means the Borrower or a Guarantor.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing, (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person, and (viii) all Guarantees of such Person in respect of any of the foregoing. For the avoidance of doubt, Debt does not include Derivatives or Qualified Receivables Transactions. With respect to the Parent and its Subsidiaries, the aggregate amount of Debt outstanding shall be adjusted by the Value of Debt Currency Derivatives solely for the purposes of calculating the Consolidated Net Debt / EBITDA Ratio. If the Value of Debt Currency Derivatives is a positive mark-to-market valuation for the Parent and its Subsidiaries, then Debt shall decrease accordingly, and if the Value of Debt Currency Derivatives is a negative mark-to-market valuation for the Parent and its Subsidiaries, then Debt shall increase by the absolute value thereof.

“Debt Currency Derivatives” means derivatives of the Parent and its Subsidiaries related to currency entered into for the purposes of hedging exposures under outstanding Debt of the Parent and its Subsidiaries, including but not limited to cross-currency swaps and currency forwards.

“Default” means any condition, event or circumstance which, with the giving of notice or lapse of time or both, would, unless cured or waived, become an Event of Default.

“Derivatives” means any type of derivative obligations, including but not limited to equity forwards, capital hedges, cross-currency swaps, currency forwards, interest rate swaps and swaptions.

“Discontinued EBITDA” means, for any period, the sum for Discontinued Operations of (a) operating income (utilidad de operación), (b) cash interest income and (c) depreciation and amortization expense, in each case determined in accordance with Mexican FRS consistently applied for such period.

“Discontinued Operations” means operations that are accounted for as discontinued operations pursuant to Mexican FRS for which the Disposition of such assets has not yet occurred.

“Discontinue Option” has the meaning set forth under the definition of “EBITDA” in this Section 1.01.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Dollars,” “$” and “U.S.$” each means the lawful currency of the United States.

“Dutch “B” Note” has the meaning set forth in the Dutch Loan “B” Agreement.

“Dutch Financial Supervision Act” means the Dutch Financial Supervision Act (Wet op het financieel toezicht) and the rules and regulations promulgated thereunder.

“Dutch Loan “B” Agreement” has the meaning set forth in the Recitals.

“Dutch Loan “B” Amendment” means the First Amendment to the Dutch Loan “B” Agreement, dated as of December 19, 2008, by and among New Sunward Holding B.V., as Borrower, Cemex S.A.B. de C.V. and Cemex Mexico, S.A. de C.V., as Guarantors, ING Capital LLC, as Administrative Agent and the several Lenders party thereto.

“Dutch Loan Closing Date” means June 2, 2008.

“Dutch Loans” means the Loans as defined in and existing pursuant to the Dutch Loan “B” Agreement.

“EBITDA” means, for any period, the sum for the Parent and its Subsidiaries, determined on a consolidated basis of (a) operating income (utilidad de operación), (b) cash interest income and (c) depreciation and amortization expense, in each case determined in accordance with Applicable GAAP, subject to the adjustments herein, consistently applied for such period and adjusted for Discontinued EBITDA as follows: if the amount of Discontinued EBITDA is a positive amount, then EBITDA shall increase by such amount, and if the amount of Discontinued EBITDA is a negative amount, then EBITDA shall decrease by the absolute value of such amount. For the purposes of calculating EBITDA for any applicable period pursuant to any determination of the Consolidated Net Debt / EBITDA Ratio (but not the Consolidated Fixed Charge Coverage Ratio): (A) (i) if at any time during such applicable period the Parent or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such applicable period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such applicable period (but when the Material Disposition is by way of lease, income received by the Parent or any of its Subsidiaries under such lease shall be included in EBITDA) and (ii) if at any time during such applicable period the Parent or any of its Subsidiaries shall have made any Material Acquisition, EBITDA for such applicable period shall be calculated after giving pro forma effect thereto (including the incurrence or assumption of any Debt) as if such Material Acquisition had occurred on the first day of such applicable period. Additionally, if since the beginning of such applicable period any Person that subsequently shall have become a Subsidiary or was merged or consolidated with the Parent or any of its Subsidiaries as a result of a Material Acquisition occurring during such applicable period shall have made any Disposition or Acquisition of property that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent or any of its Subsidiaries during such applicable period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Disposition or Acquisition had occurred on the first day of such applicable period; and (B) all U.S.$/Euro EBITDA for each applicable period ending on or after December 31, 2008 will be recalculated and converted into Mexican pesos by applying the Ending Exchange Rate to each month’s U.S.$/Euro EBITDA amount (such recalculated EBITDA being the “Recalculated EBITDA”), provided that, the Required Lenders shall have the option, with respect to any Reference Period ending after December 31, 2009, to discontinue the incorporation of Recalculated EBITDA into the Consolidated Net Debt / EBITDA Ratio (the “Discontinue Option”). The Required Lenders may exercise the Discontinue Option upon notice to the Administrative Agent, who shall, acting upon the instructions of the Required Lenders, notify the Parent of such exercise in writing (the “Notice of Discontinuance”) at least thirty (30) days prior to the end of such Reference Period. Subject to the foregoing notice requirements, such Discontinue Option shall be effective for each Reference Period ending after the date of such Notice of Discontinuance to the Parent as set forth herein.

“Ending Exchange Rate” means the exchange rate at the end of a Reference Period for U.S.$ or Euros, as the case may be, corresponding to any U.S.$/Euro EBITDA, in each case as used by the Parent and its auditors in preparation of the Parent’s financial statements in accordance with Mexican FRS.

“Environmental Action” means any audit procedure, action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, technical standard (norma técnica or norma oficial Mexicana), code, order, judgment, decree or judicial agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Euro” means the single currency of Participating Member States.

“Event of Default” has the meaning set forth in Section 10.01.

“Excess Payment” has the meaning set forth in Section 3.09(a).

“Excluded Taxes” means, (i) in the case of each Lender the Administrative Agent, and any Tax Related Persons, such taxes (including income taxes or franchise taxes) as are imposed on or measured by its net income or capital by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or maintains a Lending Office or its principal office or performs its functions as Administrative Agent or as are imposed on such Lender or the Administrative Agent or any of their Tax Related Persons (as the case may be) as a result of a present or former connection between the Lender, the Administrative Agent, or such Tax Related Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender or such Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, the Transaction Documents), (ii) United States backup withholding taxes imposed because of payee underreporting, and (iii) any withholding tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party hereto, or that is imposed due to such Lender’s failure or inability to comply with Section 3.01(f); provided, however, that Excluded Taxes shall not include (A) any Mexican withholding tax imposed on payments made by any Guarantor to the Administrative Agent, any Lender, or any Tax Related Persons under this Agreement or any other Transaction Documents, or (B) in the case of an assignment, transfer, grant of a participation, or designation of a new Lending Office by any Lender, withholding taxes solely to the extent that such withholding taxes are (1) not in excess of the amounts the Borrower and Guarantors were required to pay or increase with respect to such Lender pursuant to Section 3.01 immediately prior to such an event, or (2) imposed as a result of a change in applicable law or regulation occurring after such event.

“Facility Fee” has the meaning set forth in Section 2.03.

“Facility Fee Payment Date” has the meaning set forth in Section 2.03.

“Federal Funds Rate” means for any relevant day, the overnight Federal funds rate as published for such day in the Federal Reserve Statistical Release H.15 (519) or any successor publication, or, if such rate is not published for any day, the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotation for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation” for such day under the caption “Federal Funds Effective Rate”). If on any relevant day the appropriate rate for such previous day is not yet published in either H.15 (519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of recognized standing of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“Governmental Authority” means any branch of power or government or any state, department or other political subdivision thereof, or any governmental body,

agency, authority (including any central bank or taxing or environmental authority), any entity or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory, administrative or investigative functions of or pertaining to government.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee, direct or indirect, in any manner, of any part or all of such Debt and (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” has the meaning specified in the preamble hereto.

“Hazardous Materials” means (a) radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any applicable Environmental Law.

“Holding Company” means, in relation to a company or a corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Incur” means, with respect to any Debt of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or the recording, as required pursuant to Applicable GAAP or otherwise, of any such Debt on the balance sheet of such Person. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Parent shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Parent. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all Debt of others secured by a Lien on any asset of such Person, up to the value of such asset, as recorded in such Person’s most recent balance sheet, (vi) all obligations of such Person with respect to product invoices incurred in connection with export financing and (vii) all obligations of such Person under repurchase agreements for the stock issued by such Person or another Person.

“Indemnified Party” has the meaning specified in Section 13.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Interest Payment Date” means the last day of each Interest Period for the Loans, the date of repayment of the Loans and the Maturity Date. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next preceding Business Day.

“Interest Period” means the period (i) commencing on (a) the Conversion Date or (b) in the case of the continuation of LIBOR Loans for a further Interest Period, on the last day of the immediately preceding Interest Period and (ii) ending three (3) or six (6) months thereafter (or any other period that is shorter than three (3) months if requested by the Borrower and approved by all of the Lenders) as the Borrower may elect in the Conversion Notice or the applicable Notice of Continuation; provided that the foregoing provisions are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(2) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the relevant calendar month;

(3) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected to continue the Loans for a period ending one (1) month thereafter; and

(4) any Interest Period in respect of the Loans that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Investment” by the Parent or its Subsidiaries means, any direct or indirect capital contribution (by means of any transfer of cash) to another Person which is not the Parent or its Subsidiaries, not constituting an Acquisition.

“Joint Lead Arrangers” has the meaning specified in the preamble hereto.

“Judgment Currency” has the meaning specified in Section 13.14(c).

“Lender” means any person that holds a Loan, each Assignee that becomes a Lender pursuant to Section 13.06(b), and each of their respective successors or assigns.

“Lending Office” means, with respect to any Lender, (a) the office or offices of such Lender specified as its “Lending Office” or “Lending Offices” in Schedule 2.01(b) or (b) such other office or offices of such Lender as it may designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means, applicable to any Interest Period, the rate for deposits in Dollars for a period equal to such Interest Period quoted on the second LIBOR Business Day prior to the first day of such Interest Period, as such rate appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on such date as determined by the Administrative Agent and notified to the Lenders and the Borrower on such second prior LIBOR Business Day. If LIBOR cannot be determined based on the Reuters Page LIBOR01, LIBOR means the arithmetic mean (rounded upwards to the nearest  1/100%) of the rates per annum, as supplied to the Administrative Agent, quoted by the Reference Banks to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) LIBOR Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Loans to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

“LIBOR Business Day” means any Business Day on which commercial banks are open in London for the transaction of international business, including dealings in Dollar deposits in the international interbank markets.

“LIBOR Loan” means any Loan made or maintained at a rate of interest calculated with reference to LIBOR.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The Parent or any Subsidiary of the Parent shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention lease relating to such asset, or any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement that effectively imposes the risk of collectability on the transferor).

“Litigation” means any pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, affecting the Parent or any of its Subsidiaries before any court, Governmental Authority or arbitrator that (a) would be reasonably likely to have a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated thereby.

“Loan” has the meaning set forth in Section 2.01(a).

“Material Acquisition” means any (a) acquisition of property or series of related acquisitions of property that constitutes assets comprising all or substantially all of an operating unit, division or line of business or (b) acquisition of or other investment in the Capital Stock of any Subsidiary or any Person which becomes a Subsidiary or is merged or consolidated with the Parent or any of its Subsidiaries, in each case, which involves the payment of consideration by the Parent and its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Credit Parties taken as a whole, (b) the validity or enforceability of this Agreement or any of the Maturity “B” Notes or the rights and remedies of the Administrative Agent or any Lender under this Agreement or any of the Maturity “B” Notes or (c) the ability of any Credit Party to perform its Obligations under this Agreement, the Maturity “B” Notes, the Conversion Notice, any certificates, waivers, or any other agreement delivered pursuant to this Agreement.

“Material Debt” means Debt (other than the Loans) of the Parent and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount outstanding exceeding U.S.$50,000,000 (or the equivalent thereof in other currencies).

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Parent or any of its Subsidiaries in excess of U.S.$25,000,000 (or the equivalent in other currencies).

“Material Subsidiary” means, at any date, (a) each Subsidiary of the Parent (if any) (i) the assets of which, together with those of its Subsidiaries, on a consolidated basis, without duplication, constitute 5% or more of the consolidated assets of the Parent and its Subsidiaries as of the end of the then most recently ended fiscal quarter for which quarterly financial statements have been prepared or (ii) the operating profit of which, together with that of its Subsidiaries, on a consolidated basis, without duplication, constitutes 5% or more of the consolidated operating profit of the Parent and its Subsidiaries for the then most recently ended fiscal quarter for which quarterly financial statements have been prepared and (b) each Guarantor.

“Maturity “B” Notes” has the meaning set forth in Section 2.01(a).

“Maturity Date” means the earlier of (a) June 30, 2011 or (b) the date on which all outstanding principal, accrued and unpaid interest with respect to the Loans are paid in full.

“Mexican FRS” means, Mexican Financial Reporting Standards (Normas de Información Financiera) as in effect from time to time and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 7.01; provided, however, that for purposes of Section 8.01, Mexican FRS means Mexican Financial Reporting Standards as in effect on December 31, 2008. In the event that any change in Mexican FRS shall occur, or the Borrower shall decide to or be required to change to IFRS, and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Credit Parties and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such change in Mexican FRS with the desired result that the criteria for evaluating the Parent’s financial condition shall be the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Credit Parties, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such change in Mexican FRS had not occurred.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Notice of Continuation” means a notice substantially in the form of Exhibit B attached hereto and made a part hereof.

“Notice of Default” has the meaning specified in Section 11.05.

“Notice of Discontinuance” has the meaning set forth under the definition of “EBITDA” in this Section 1.01.

“Obligations” means, (a) with respect to the Borrower, all of its obligations and liabilities hereunder, including the Loans, to the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, and (b) with respect to each Guarantor, all of its indebtedness including the Loans hereunder, obligations and liabilities to the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent now or in the future existing under or in connection with the Transaction Documents, in each case whether direct or indirect, absolute or contingent, due or to become due.

“Ordinary Course Loans” means a loan or advance: (i) made by the Parent or any of its Subsidiaries to a supplier, vendor, customer or other similar counterparty; (ii) which is due and payable not more than eighteen (18) months after being made (and where the Debt being Incurred to fund such loan or advance has a weighted average life to maturity that is greater than such loan or advance); (iii) made on terms and under circumstances consistent with past practices of the Parent or such Subsidiary; and (iv) the aggregate principal amount of which, when added to all other such loans and advances, does not exceed at any time U.S.$75,000,000 (or the equivalent in other currencies).

“Other Taxes” means any present or future stamp or documentary taxes which arise from any payment made hereunder and which are imposed, levied, collected or withheld by any Governmental Authority.

“Parent” has the meaning specified in the preamble hereto.

“Participant” has the meaning specified in Section 13.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.

“Permitted Debt” means, any Debt:

(a) the net proceeds of which are applied to repay, prepay or discharge the Loans or other Debt existing as at the date of such Incurrence and associated costs and expenses, so long as either: (i) the weighted average life to maturity of such new Debt is not less than the remaining weighted average life to maturity of the Debt being repaid, prepaid or otherwise discharged and the proceeds of such new Debt are applied towards such repayment, prepayment or other discharge within fifteen (15) days of such Incurrence; or (ii) such new Debt is incurred under a liquidity facility or facilities in an aggregate principal amount not exceeding U.S.$600,000,000 outstanding at any time, provided that the proceeds of such new Debt are used to repay, prepay or otherwise discharge Debt outstanding on the Conversion Date (including any such Debt that has been refinanced) within fifteen (15) days of the Incurrence of such new Debt;

(b) the net proceeds of which are applied to pay obligations of the Parent and/or its Subsidiaries arising under written agreements existing on the Conversion Date, excluding obligations in respect of Capital Expenditures, Restricted Payments and Investments;

(c) the net proceeds of which are applied for Capital Expenditures (i)(A) made from January 1, 2009 until December 31, 2009 in an aggregate amount per annum not to exceed U.S.$60,000,000 (or the equivalent in other currencies) if such Permitted Debt is Incurred in an export credit financing and (B) U.S.$40,000,000 (or the equivalent in other currencies) in all other cases; and (ii)(A) made from January 1, 2010 until December 31, 2010 and from January 1, 2011 until the Maturity Date, in each case in an aggregate amount per annum not to exceed U.S.$40,000,000 (or the equivalent in other currencies) if such Permitted Debt is Incurred in an export credit financing and (B) U.S.$60,000,000 (or the equivalent in other currencies) in all other cases; provided that any Debt Incurred pursuant to this clause has a weighted average life to maturity that is greater than the remaining weighted average life to maturity of the Debt under this Agreement;

(d) the net proceeds of which are applied to satisfy obligations of the Parent or any of its Subsidiaries arising in the ordinary course of business of such Person, excluding obligations in respect of (i) Capital Expenditures, (ii) Restricted Payments, (iii) Acquisitions, (iv) Investments, and (v) loans and advances made or to be made by such Person, other than Ordinary Course Loans;

(e) owed to the Parent or any of its consolidated Subsidiaries;

(f) which has become Debt solely due to a change in Mexican FRS;

(g) to the extent resulting from the closing of, or funding under, a facilities agreement with CEMEX Espana, S.A. as Borrower, CEMEX Australia Holdings Pty Limited and CEMEX, Inc. as Original Guarantors, Banco Santander, S.A. and The Royal Bank of Scotland Plc as Documentation Agents, and The Royal Bank of Scotland Plc as Facility Agent, in an aggregate amount of up to U.S.$2,000,000,000 (or the equivalent thereof in other currencies) so long as the net proceeds of which are applied to repay, prepay or discharge existing bilateral debt; or

(h) any Guarantee Incurred by the Parent or any of its Subsidiaries for any of the Debt referred to in paragraphs (a) to (g) above.

“Permitted Liens” has the meaning specified in Section 8.02.

“Person” means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or other business entity or Governmental Authority, whether or not having a separate legal personality.

“Prime Rate” means the average of the rate of interest publicly announced by each of the Reference Banks from time to time as its Prime Rate in New York City, the Prime Rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any Lender in connection with extensions of credit to debtors of any class, or generally.

“Process Agent” has the meaning specified in Section 13.12(a).

“Professional Market Party” means a professional market party (professionele marktpartij) within the meaning of the Dutch Financial Supervision Act.

“Qualified Receivables Transaction” means a sale, transfer, or securitization of receivables and related assets by the Parent or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been sold, transferred or otherwise conveyed, directly or indirectly, by the originator thereof in a manner that satisfies the requirements for a sale, transfer or other conveyance under the laws and regulations of the jurisdiction in which such originator is organized; (ii) at the time of the sale, transfer or securitization of receivables is put in place, the receivables are derecognized from the balance sheet of the Parent or its Subsidiary in accordance with the generally accepted accounting principles applicable to such Person in effect as at the date of such sale, transfer or securitization; and (iii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or securitization is carried out on a non-recourse basis or on a basis where recovery is limited to the collection of receivables.

“Rating Agencies” means Moody’s, S&P, and Fitch or if any of such Persons cease to perform credit ratings or other applicable services, such nationally recognized statistical rating organization the Administrative Agent may select.

“Recalculated EBITDA” has the meaning set forth under the definition of “EBITDA” in this Section 1.01.

“Reference Banks” shall mean three banks in the London interbank market, initially Citibank NA, HSBC Bank plc, and ING Bank NV.

“Reference Period” means any period of four consecutive fiscal quarters.

“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board of Governors of the Federal Reserve Board as from time to time in effect and any successor to all or a portion thereof.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate principal amount of the outstanding Loans.

“Requirement of Law” means, as to any Person, any law, ordinance, rule, regulation or requirement of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the Chief Financial Officer, the Corporate Planning and Finance Director, the Finance Director, the Comptroller of such Person or, in the case of the Borrower, any two directors or managing directors of the Borrower or any attorney-in-fact.

“Restricted Payment” means any cash dividend or other cash distribution with respect to any Capital Stock of the Parent, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Parent’s stockholders.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or any successor service) or such other page as may replace Page LIBOR01 on Reuters 3000 Xtra or any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for Dollar deposits.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise; and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts, as such debts become absolute and matured and considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted and as proposed to be conducted following the Conversion Date; (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due; and (d) is not, or is not deemed to be, in general default of its obligations pursuant to the Mexican Ley de Concursos Mercantiles. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For the purposes of this definition “fair saleable value” means the aggregate amount of net consideration (giving effect to reasonable and customary costs of sale and taxes) that could be expected to be realized if the aggregate assets of the applicable entity are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of assets of comparable business enterprises.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Structuring Agent” has the meaning specified in the preamble hereto.

“Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other entity of which (or in which) more than 50% of (a) in the case of a corporation, the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency not in the control of such Person), (b) in the case of a limited liability company, partnership or joint venture, the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) in the case of a trust or estate, the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by (X) such Person, (Y) such Person and one or more of its other Subsidiaries or (Z) one or more of such Person’s other Subsidiaries.

“Substitute Lender” means a commercial bank or other financial institution, acceptable to the Parent, the Lenders and the Administrative Agent, each in its sole discretion, and approved by the Structuring Agent (including such a bank or financial institution that is already a Lender hereunder), which assumes all or a portion of the Loan of a Lender pursuant to the terms of this Agreement.

“Successor” has the meaning specified in Section 8.03(a).

“Tax Related Person” means any Person whose income is realized through, or determined by reference to, the Administrative Agent or a Lender; provided that no Lender shall be deemed a Tax Related Person of the Administrative Agent, and the Administrative Agent shall not be deemed a Tax Related Person of any Lender.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Investments” means, at any date, all amounts that would, in conformity with Applicable GAAP consistently applied, be set forth opposite the caption “cash and cash equivalent” (“efectivo y equivalentes de efectivo”) or “temporary investments” (“inversiones temporales”) on a consolidated balance sheet of the Parent at such date.

“Tender Offer” means any offer made by the Parent or any of its Subsidiaries to acquire at least 50.1% of the issued and outstanding shares of a target company or a controlling interest in such target company.

“Transaction Documents” means a collective reference to this Agreement, the Maturity “B” Notes, any Assignment and Assumption Agreement, the Conversion Notice and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“United States” and “U.S.” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S.$/Euro EBITDA” means any EBITDA of a Subsidiary of the Parent for a particular Reference Period which is generated in U.S.$ or Euros.

“U.S. Government Securities” means any security issued or guaranteed as to principal or interest by the United States, or by a Person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, in each case provided such security is rated “AAA” or the equivalent by each of the Rating Agencies.

“Value of Debt Currency Derivatives” means, on any given date, the aggregate mark-to-market value of Debt Currency Derivatives, expressed as a positive number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed to the Parent and its Subsidiaries) or as a negative number (if, on a mark-to-market basis, such aggregate amount reflects a net amount owed by the Parent and its Subsidiaries). For the avoidance of doubt, Value of Debt Currency Derivatives is net of any amounts pledged as cash collateral.

1.02 Other Definitional Provisions.

(a) The terms “including” and “include” are not limiting and mean “including but not limited to” and “include but are not limited to.”

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

(d) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days or LIBOR Business Days are expressly prescribed.

(e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.03 Accounting Terms and Determinations.

(a) All accounting and financing terms not specifically defined herein shall be construed in accordance with Mexican FRS or, if the context shall require, Applicable GAAP.

(b) Calculations with respect to the Consolidated Net Debt / EBITDA Ratio and the Adjusted Consolidated Net Tangible Assets and the defined terms used in such calculations, when made in relation to dates other than the last day of a fiscal quarter, shall be made by the Borrower acting in good faith by reference to (i) the most recently available financial statements of the Borrower and its Subsidiaries (including, to the extent available, unaudited monthly financial information) as of such date and (ii) events, conditions and circumstances occurring or existing subsequent to such financial statements.

ARTICLE II

THE LOAN FACILITIES

2.01 Loans.

(a) Loans. Subject to the terms and conditions set forth herein, on the Conversion Date, each Lender severally agrees to convert its Dutch Loan under the Dutch Loan “B” Agreement existing on the date hereof to a loan hereunder (each a “Loan” and together the “Loans”). The principal amount of each Lender’s Loan hereunder shall be equal to the principal amount of its Dutch Loan as of the Conversion Date and shall be set forth on Schedule 2.01(a). Each Lender’s Loan shall be evidenced by a duly executed note in favor of such Lender in the form of Exhibit A attached hereto (each, a “Maturity “B” Note” and, collectively, the “Maturity “B” Notes”).

(b) Repayment. The principal amount of the Loans, together with any accrued and unpaid interest, shall be due and payable in full, and the Borrower hereby agrees to pay such amount in full, on the Maturity Date.

(c) Prepayment. The Loans may be repaid in whole or in part without premium or penalty; provided that (i) the Loans may be prepaid only upon five (5) Business Days’ prior written notice to the Administrative Agent, and (ii) partial prepayments shall be in minimum principal amounts of U.S.$10,000,000. All such prepayments shall be accompanied by the payment of all accrued interest thereon together with, if such prepayment is made on any date other than a scheduled Interest Payment Date, any funding losses as provided in Section 3.03.

(d) Payments. Each payment of principal with respect to the Loans shall be paid to the Administrative Agent for the ratable benefit of each Lender. No payment with respect to the Loans may be reborrowed.

(e) Continuation. All Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.01. The Loans initially shall have the Interest Period specified in the Conversion Notice. No later than 10:00 a.m. (New York City time) on the third Business Day prior to the end of any Interest Period for the Loans, the Borrower shall deliver to the Administrative Agent a Notice of Continuation (or telephone notice promptly confirmed in writing) of the Interest Period to be effective for the Loans immediately after the then current Interest Period; provided, however, that if the Borrower fails to specify the subsequent Interest Period by the deadline specified above, the Borrower shall be deemed to have requested that such Interest Period be three (3) months. Each Notice of Continuation shall be irrevocable. Promptly after receipt of a Notice of Continuation under this Section 2.01(e), the Administrative Agent shall notify each Lender by telecopy or other similar form of transmission of the proposed continuation.

2.02 Interest.

(a) Loans. Subject to Section 2.02(c), the Loans shall bear interest at a rate per annum equal to LIBOR plus the Applicable Margin.

(b) Interest Deferral. The Borrower may not defer interest payments on the Loans.

(c) Default Interest. If any principal of, or interest on, the Loans or any fee or other amount payable by any Credit Party with respect to the Loans is not paid when due, whether at stated maturity, upon acceleration, or otherwise, such overdue amount shall bear interest from the date of such Event of Default, after as well as before judgment, to the day of actual receipt of such sum by the Administrative Agent at a rate per annum equal to 2% plus the rate applicable to the Loans as provided above.

So long as the Event of Default continues, the default interest rate shall be recalculated on the same basis at intervals of such duration as the Administrative Agent may select, provided that the amount of unpaid interest at the above rate accruing during the preceding period (or such longer period as may be the shortest period permitted by applicable law for the capitalization of interest) shall be added to the amount in respect of which such Person is in default.

(d) Payment of Interest. Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date; provided that in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBOR rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.03 Fees.

(a) Calculation. A facility fee shall accrue and be payable in arrears to each Consenting Lender for each Calculation Period in an amount equal to the percentage per annum determined in accordance with the table below (the “Facility Fee”), and shall be applied to such Lender’s Average Drawn Commitments for such Calculation Period and will accrue on, and be calculated based on, the number of days elapsed in such Calculation Period. The Facility Fee for each Calculation Period will be as set forth below determined in accordance with the Consolidated Net Debt / EBITDA Ratio calculated based on the financial statements delivered, or required to be delivered, on the applicable Calculation Date:

Consolidated Net Debt / EBITDA Ratio	Facility Fee
Greater than 4.50 to 1	2.00%

Less than or equal to 4.50 to 1, but greater than 4.00 to 1	1.25%

Less than or equal to 4.00 to 1, but greater than 3.75 to 1	0.75%

Less than or equal to 3.75 to 1, but greater than 3.50 to 1	0.5%

Less than or equal to 3.50 to 1	0%

(b) Payment of Fees. The Facility Fee shall be payable within five Business Days after the Calculation Date applicable to each relevant Calculation Period (the “Facility Fee Payment Date”); provided that, in respect of any Calculation Period in which the Loans are repaid or prepaid in full, the Facility Fee Payment Date in respect of such Calculation Period shall be deemed to occur on the date of such repayment or prepayment. Notwithstanding the above, no Facility Fee shall be payable in respect of any Calculation Period in which an acceleration of any Loan occurs or any fiscal quarter thereafter.

ARTICLE III

TAXES, PAYMENT PROVISIONS

3.01 Taxes.

(a) Any and all payments by any Credit Party to any Lender, the Joint Lead Arrangers or the Administrative Agent under this Agreement and the other Transaction Documents shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes. In addition, Borrower shall promptly pay all Other Taxes.

(b) Except as otherwise provided in Section 3.01(c), the Credit Parties jointly and severally agree to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by or assessed against any Lender or the Administrative Agent, as the case may be, and any penalties, interest, additions to tax, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such penalties, interest, additions to tax or expenses are incurred solely as a result of any gross negligence or willful misconduct of such Lender, or Administrative Agent, as the case may be. Payment under this indemnification shall be made within thirty (30) days after the date any Lender or the Administrative Agent makes written demand therefor, setting forth in reasonable detail the basis and calculation of such amounts (such written demand shall be presumed correct, absent significant error).

(c) If any Credit Party shall be required by law or regulation to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01(c)) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Credit Party shall make such deductions and withholdings; and

(iii) such Credit Party shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d) Within thirty (30) days after the date of any payment by a Credit Party of Indemnified Taxes or Other Taxes, such Credit Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(e) If any Credit Party is required to pay additional amounts to the Administrative Agent or any Lender pursuant to Section 3.01(c), other than amounts related to the withholding of Mexican tax at the rate applicable to interest payments received by foreign financial institutions registered with the Secretaría de Hacienda y Crédito Público as a Foreign Financial Institution for the purposes of Article 195, Section I of the Mexican Income Tax law, then the Administrative Agent or such Lender, as the case may be, shall, upon reasonable request by the Borrower or the Guarantors, use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office, issuing office or office for receipt of payments by the Borrower and Guarantors hereunder, as the case may be, so as to eliminate or reduce the obligation of the Borrower or the Guarantor, as the case may be, to pay any such additional amounts which may thereafter accrue or to indemnify the Administrative Agent or such Lender in the future, if such change in the reasonable judgment of the Administrative Agent or such Lender is not otherwise disadvantageous to such Lender. No Credit Party shall be required to pay or increase any amounts payable pursuant to Section 3.01 following any assignment or grant of a participation by any Lender, except to the extent (i) not in excess of the amounts the Borrower and Guarantors were required to pay or increase with respect to such Lender immediately prior to such an event, or (ii) increases in such amounts result from a change in applicable law or regulation occurring after such event.

(f) Each Lender and the Administrative Agent shall, from time to time at the request of the Borrower or the Administrative Agent (as the case may be), promptly furnish to the Borrower and the Administrative Agent (as the case may be), such forms, documents or other information (which shall be accurate and complete) as may be reasonably required to establish any available exemption from, or reduction in the amount of, applicable Taxes; provided, however, that none of any Lender or the Administrative Agent shall be obliged to disclose information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f), it being understood that the identity of any Person shall not be considered for these purposes as information regarding its tax affairs or computations. Each of the Borrower and the Administrative Agent shall be entitled to rely on the accuracy of any such forms, documents or other information furnished to it by any Person and shall have no obligation to make any additional payment or indemnify any Person for any Taxes, interest or penalties that would not have become payable by such Person had such documentation been accurate.

(g) If the Administrative Agent or any Lender receives a refund or credit in respect of Indemnified Taxes as to which it has been indemnified by any Credit Party pursuant to Section 3.01(b), it shall notify the Credit Party of the amount of such refund or credit and shall return to the Credit Party such refund or the benefit of such credit; provided, however, that (A) the Administrative Agent or such Lender, as the case may be, shall not be obligated to make any effort to obtain such refund or credit or to provide any Credit Party with any information on or justification for the arrangement of its tax affairs or otherwise disclose to the Credit Party or any other Person any information that it considers to be proprietary or confidential, and (B) the Credit Party, upon the request of the Administrative Agent or such Lender, as the case may be, shall return the amount of such refund or the benefit of such credit to the Administrative Agent or such Lender, as the case may be, if the Administrative Agent or such Lender, as the case may be, is required to repay the amount of such refund or the benefit of such credit to the relevant authorities within six (6) years of the date the Credit Party is paid such amount by the Administrative Agent or such Lender, as the case may be.

(h) If requested by any Lender that is a resident of the United States for U.S. federal income tax purposes, the Credit Parties will perform an analysis as to whether the Borrower constitutes a passive foreign investment company within the meaning of Section 1297 of the Code and will take into account reasonable comments from such Lender with respect to such analysis. The Lender will have sole discretion to decide whether to make a “QEF election” (as described in Section 1293 of the Code) with respect to its interest in the Loans. For the avoidance of doubt, if based on such analysis the Lender decides to make a QEF election, the Credit Parties will provide the information necessary for making such election, as described in this Section 3.01(h). The Credit Parties will (i) maintain adequate books and records to allow any Lender that would be subject to Section 1291 of the Code with respect to its interest in the Loans to make a proper QEF election and (ii) will further provide annual information statements and any other information to any such Lender if such information is necessary for purposes of making the QEF election or complying with the ongoing requirements associated with such election.

(i) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Borrower’s Obligations.

3.02 General Provisions as to Payments.

(a) All payments to be made by any Credit Party shall be made without set-off, counterclaim or other defense. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 2:30 p.m. (New York City time) on the dates specified herein. The Administrative Agent will promptly distribute to each Lender its applicable share as expressly provided herein of each payment in like funds as received. Any payment received by the Administrative Agent later than 2:30 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b) Except and to the extent otherwise specifically provided herein, whenever any payment to be made hereunder is due on a day which is not a Business Day, the date for payment thereof shall be extended to the immediately following Business Day and, if interest is stated to be payable in respect thereof, interest shall continue to accrue to such immediately following Business Day.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to the Lenders on such due date an amount equal to the amount then due to the Lenders. If and to the extent that the Borrower shall not have made such payment, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with accrued interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate; provided, however, that if any amount remains unpaid by any Lender for more than five (5) Business Days after the Administrative Agent has made a demand for such amount, such Lender shall, commencing on the day next following such fifth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 1%, and, provided further, that if any such amount remains unpaid by any Lender for more than ten (10) Business Days, such Lender shall, commencing on the day next following such tenth Business Day, pay interest to the Administrative Agent at a rate per annum equal to the Federal Funds Rate plus 2.00%.

3.03 Funding Losses. If the Borrower makes any payment of principal with respect to the Loans on any day other than the Interest Payment Date applicable thereto, or if the Borrower fails to prepay the Loans after notice has been given pursuant to Section 2.01(c), the Borrower shall reimburse each Lender, as applicable, within fifteen (15) days after demand for any resulting loss or expense incurred by it, provided such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the computations for the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

3.04 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for the Loans:

(a) the Administrative Agent determines that by reason of circumstances affecting the London interbank market, reasonably adequate means do not exist for ascertaining LIBOR applicable to such Interest Period or that deposits in Dollars (in the applicable amounts) are not being offered in the London interbank market for such Interest Period, or

(b) the Required Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders. In the event of any such determination or advice, until the Administrative Agent shall have notified the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Loan of the affected amount or Interest Period, or a conversion to or continuation of a Loan of the affected amount or Interest Period shall be deemed rescinded and such request shall instead be considered a request for a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

3.05 Capital Adequacy. If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule, or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of increasing such Lender’s cost of making or maintaining such Lender’s Loan or reducing the rate of return on such Lender’s capital or assets as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change, or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received. Each determination by any such Lender of amounts owing under this Section 3.05 shall, absent manifest error, be conclusive and binding on the parties hereto. The relevant Lender will, upon request, provide a certificate in reasonable detail as to the amount of such increased cost or reduction in amount received and method of calculation.

Upon any Lender’s making a claim for compensation under this Section 3.05, (i) such Lender shall use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office or assign its rights and obligations hereunder to another of its offices, branches or affiliates so as to eliminate or reduce any such additional payment by the Borrower which may thereafter accrue, if such change is not otherwise disadvantageous to such Lender and (ii) the Borrower has the right to replace such Lender in accordance with Section 3.08.

3.06 Illegality.

(a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Conversion Date shall make it unlawful for any Lender to make or maintain any Loan as contemplated by this Agreement, then such Lender shall be an “Affected Lender” and by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may require that all outstanding Loans made by it be converted to Base Rate Loans, in which event all such Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below, and

(ii) if it is also illegal for the Affected Lender to make Base Rate Loans, such Lender may declare all amounts owed to it by the Borrower to the extent of such illegality to be due and payable; provided, however, that the Borrower has the right, with the consent of the Administrative Agent, to find an additional Lender to purchase the Affected Lenders’ rights and obligations.

In the event any Lender shall exercise its rights under (i) above with respect to any Loans, all payments and prepayments of principal that would otherwise have been applied to repay the converted Loans of such Lender shall instead be applied to repay the Base Rate Loans resulting from the conversion of such Loans.

(b) For purposes of this Section 3.06, a notice to the Borrower by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

3.07 Requirements of Law. If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Conversion Date (or, if later, the date on which such Lender becomes a Lender):

(a) shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans, or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR hereunder; or

(b) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing, or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice delivered to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.07, it shall provide notice thereof to the Borrower, promptly upon occurrence of such event, but in any case within three (3) days from the date of such event, through the Administrative Agent, certifying (x) that one of the events described in paragraph (a) and (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. If any Lender becomes aware of a proposed change in any Requirement of Law that would entitle it to claim any additional amounts pursuant to this Section 3.07 it shall promptly, upon the Lender becoming aware of such event, provide notice to the Borrower through the Administrative Agent.

3.08 Substitute Lenders. If any Lender has demanded compensation pursuant to Sections 3.05 or 3.07 or has exercised its rights pursuant to Section 3.06(a)(ii), and such Lender does not waive its right to future additional compensation pursuant to Section 3.05 or 3.07, the Borrower shall have the right (i) to replace such Lender with a Substitute Lender or Substitute Lenders that shall succeed to the rights of such Lender under this Agreement upon execution of an Assignment and Assumption Agreement and payment by the Borrower of the related processing fee of U.S.$3,500 to the Administrative Agent or (ii) to remove such Lender; provided, however, that such Lender shall not be replaced or removed hereunder until such Lender has been repaid in full all amounts owed to it pursuant to this Agreement (including Sections 3.03 and 3.05) and the other Transaction Documents unless any such amount is being contested by the Borrower in good faith.

3.09 Sharing of Payments in connection with the Loans, Etc.

(a) If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Obligations owing to it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its share of payments on account of the Obligations obtained by all the Lenders (an “Excess Payment”), such Lender shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Lenders such participations in such Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased pursuant to this Section 3.09 and will in each case notify the Lenders following any such purchases.

(b) If any Lender shall commence any action or proceeding in any court to enforce its rights hereunder after consultation with the other Lenders and, as a result thereof or in connection therewith, it shall receive any Excess Payment, then such Lender shall not be required to share any portion of such excess payment with any Lender which has the legal right to, but does not, join in any such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

(c) The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.09 may exercise all its rights of set-off with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE IV

CONDITIONS PRECEDENT

The obligations of the Lenders under this Agreement are subject to the satisfaction or waiver of the following conditions precedent (the date on which all such conditions precedent are satisfied or waived being the “Conversion Date”):

4.01 Loan Documents. The Administrative Agent shall have received, on or before the Conversion Date, counterparts of each of the following documents duly executed and delivered by each party thereto, and in full force and effect and reasonably satisfactory to the Administrative Agent:

(a) this Agreement;

(b) Maturity “B” Notes executed by the Borrower for the account of each Lender; and

(c) the Conversion Notice.

4.02 Opinions of Borrower’s and each Guarantor’s Counsel. The Administrative Agent shall have received:

(a) the opinion of special New York counsel to the Credit Parties substantially in the form of Exhibit D hereto;

(b) the opinion of in-house counsel to the Credit Parties substantially in the form of Exhibit E hereto; and

(c) the opinion of special Dutch counsel to the Credit Parties substantially in the form of Exhibit F hereto.

4.03 Representations and Warranties. The representations and warranties of each Credit Party contained in this Agreement and each other Transaction Document shall be true on and as of the Conversion Date, and each Credit Party shall have provided a certificate to such effect to the Administrative Agent.

4.04 Conditions to Conversion. All of the conditions precedent to conversion set forth in Section 4.03 of the Dutch Loan “B” Agreement have been satisfied or waived by the Lenders.

4.05 Officer’s Certificate. The Borrower shall deliver an Officer’s Certificate stating that all conditions precedent set forth in this Article IV have been fully satisfied or waived.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants that:

5.01 Corporate Existence and Power.

(a) The Borrower is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b) All of the outstanding stock of the Borrower has been validly issued and is fully paid and non-assessable.

(c) The Borrower is in full compliance with the applicable provisions of the Dutch Financial Supervision Act.

5.02 Power and Authority; Enforceable Obligations.

(a) The execution, delivery and performance by the Borrower of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby (including the conversion of the Dutch Loans), are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

(b) This Agreement and the other Transaction Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principles.

5.03 Compliance with Law and Other Instruments. The execution, delivery of and performance under this Agreement and each of the other Transaction Documents to which the Borrower is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of the Borrower pursuant to, any Contractual Obligation of the Borrower or (b) result in any violation of the statuten of the Borrower or any provision of any Requirement of Law applicable to the Borrower.

5.04 Consents/Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents to which the Borrower is a party or the taking of any action contemplated hereby or by any other Transaction Document.

5.05 No Immunity. The Borrower and the Parent are subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by the Borrower and the Parent constitute private and commercial acts rather than public or governmental acts. Under the laws of Mexico or The Netherlands (as applicable) none of the Credit Parties nor any of their property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

5.06 Governmental Regulations.

(a) The Borrower is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended or

(b) The Borrower is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended (“PUHCA”) that would have the effect of preventing the execution and performance, or the enforceability, of its obligations under each Transaction Document to which it is a party.

5.07 Direct Obligations; Pari Passu.

(a) This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of the Borrower.

(b) The Loans, when made, will constitute direct, unconditional unsubordinated and unsecured obligations of the Borrower.

5.08 No Recordation Necessary.

(a) This Agreement and the Maturity “B” Notes are in proper legal form under the law of Mexico for the enforcement thereof against the Borrower under the laws of Mexico or, as the case may be, The Netherlands. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico or, as the case may be, The Netherlands, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or any Governmental Authority in The Netherlands or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement, unless such stamp or similar taxes have been paid by the Borrower; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

(b) It is not necessary (i) in order for the Administrative Agent or any Lender to enforce any rights or remedies under the Transaction Documents or (ii) solely by reason of the execution, delivery and performance of this Agreement by the Administrative Agent or any Lender, that the Administrative Agent or such Lender be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in Mexico.

5.09 Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity. In any action or proceeding involving the Borrower arising out of or relating to this Agreement in any Mexican or Dutch court or tribunal, any Lender, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.11 and 13.13.

5.10 Margin Regulations. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, except in compliance with Regulation U. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loan hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U except in compliance with Regulation U or any “margin security” within the meaning of Regulation T, except in compliance with Regulation T. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U, or X.

5.11 Solvency. The Borrower is and, after giving effect to the Loans and each of the transactions contemplated by this Agreement and the Transaction Documents, will be, Solvent.

5.12 Dutch Works Council Act. The Borrower has not established, is not in the process of establishing nor has it received a request to establish a works council in accordance with the provisions of the Dutch Works Council Act (Wet op de ondernemingsraden).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS

Each of the Guarantors separately represents and warrants that:

6.01 Corporate Existence and Power.

(a) Such Guarantor is a corporation (sociedad anónima de capital variable or sociedad anónima bursátil de capital variable) duly incorporated and validly existing under the laws of Mexico and has all requisite corporate power and authority (including all governmental licenses, permits and other approvals except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

(b) All of the outstanding stock of such Guarantor has been validly issued and is fully paid and non-assessable.

6.02 Power and Authority; Enforceable Obligations.

(a) The execution, delivery and performance by such Guarantor of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby (including the conversion of the Dutch Loans), are within such Guarantor’s corporate powers and have been duly authorized by all necessary corporate action pursuant to the estatutos sociales of such Guarantor.

(b) This Agreement and the other Transaction Documents to which such Guarantor is a party have been duly executed and delivered by such Guarantor and constitute legal, valid and binding obligations of such Guarantor enforceable in accordance with their respective terms, except as enforceability may be limited by applicable concurso mercantil, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equity principals.

6.03 Compliance with Law and Other Instruments. The execution, delivery and performance of this Agreement and any of the other Transaction Documents to which such Guarantor is a party and the consummation of the transactions herein or therein contemplated, and compliance with the terms and provisions hereof and thereof, do not and will not (a) conflict with, or result in a breach or violation of, or constitute a default under, or result in the creation or imposition of any Lien upon the assets of such Guarantor pursuant to, any Contractual Obligation of such Guarantor or (b) result in any violation of the estatutos sociales of such Guarantor or any provision of any Requirement of Law applicable to such Guarantor.

6.04 Consents/Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority or third party is required to authorize, or is required in connection with, the execution, delivery and performance by such Guarantor of this Agreement and the other Transaction Documents to which such Guarantor is a party or the taking of any action contemplated hereby or by any other Transaction Document.

6.05 No Immunity. Such Guarantor is subject to civil and commercial law with respect to its obligations under this Agreement and each other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement or any such other Transaction Document by such Guarantor constitute private and commercial acts rather than public or governmental acts. Under the laws of Mexico neither such Guarantor nor any of its property has any immunity from jurisdiction of any court or any legal process (whether through service or notice, attachment prior to judgment or attachment in aid of execution).

6.06 Governmental Regulations.

(a) Such Guarantor is not, and is not controlled by, an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended; or

(b) Such Guarantor is not subject to regulation under the Public Utility Holding Company Act of 2005, as amended (“PUHCA”) that would have the effect of preventing the execution and performance, or the enforceability, of its obligations under each Loan Document to which it is a party.

6.07 Direct Obligations; Pari Passu.

(a) This Agreement constitutes a direct, unconditional unsubordinated and unsecured obligation of such Guarantor.

(b) The obligations of such Guarantor under this Agreement rank and will rank in priority of payment at least pari passu with all other senior unsecured Debt of such Guarantor.

6.08 No Recordation Necessary. This Agreement is in proper legal form under the law of Mexico for the enforcement thereof against such Guarantor under the law of Mexico. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and each other Transaction Document in Mexico, it is not necessary that this Agreement or any other Transaction Document be filed or recorded with any Governmental Authority in Mexico or that any stamp or similar tax be paid on or in respect of this Agreement or any other document to be furnished under this Agreement unless such stamp or similar taxes have been paid by a Credit Party; provided, however, that in the event any legal proceedings are brought in the courts of Mexico, an official Spanish translation of the documents required in such proceedings, including this Agreement, would have to be approved by the court after the defendant is given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

6.09 Choice of Law; Submission to Jurisdiction and Waiver of Sovereign Immunity. In any action or proceeding involving such Guarantor arising out of or relating to this Agreement in any Mexican court or tribunal, the Lenders, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law, appointment of process agent, submission to jurisdiction and waiver of sovereign immunity provisions of Sections 13.10, 13.12, 13.11 and 13.13.

6.10 Solvency. Each Guarantor is and, after giving effect to the Loans and each of the transactions contemplated by this Agreement and the Transaction Documents, each of the Guarantors will be, Solvent.

ARTICLE VII

AFFIRMATIVE COVENANTS APPLICABLE TO THE LOANS

Each Credit Party covenants and agrees for the benefit of the Lenders that, until all Obligations owed to the Lenders are paid in full, it will, unless waived in writing by the Required Lenders pursuant to the provisions set forth in Section 13.02:

7.01 Financial Reports and Other Information. The Borrower will deliver to the Administrative Agent (with a copy for each Lender):

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, a copy of the annual audit report for such year for the Parent and its Subsidiaries containing consolidated and consolidating balance sheets of the Parent and its Subsidiaries, as of the end of such fiscal year and consolidated statements of income and cash flows of the Parent and its Subsidiaries, for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG Cardenas Dosal, S.C. or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with Applicable GAAP, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) a certificate of a Responsible Officer of the Parent, stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Credit Parties have taken and proposes to take with respect thereto; provided that in the event of any change in the Applicable GAAP used in the preparation of such financial statements, the Parent shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Applicable GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(b) of the Dutch Loan “B” Agreement and provided further that all such documents will be prepared in English; and

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent and its Subsidiaries, as of the end of such quarter and consolidated statements of income and cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by any Responsible Officer of the Parent as having been prepared in accordance with Applicable GAAP and together with a certificate of a Responsible Officer of the Parent, as to compliance with the terms of this Agreement and stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto; provided that in the event of any change in the Applicable GAAP used in the preparation of such financial statements, the Parent shall also provide, for informational purposes only, a statement of reconciliation conforming such financial statements to Applicable GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(b) of the Dutch Loan “B” Agreement and provided further that all such documents will be prepared in English.

7.02 Notice of Default and Litigation. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will notify each Lender):

(a) as soon as practicable and in any event within five (5) days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the Responsible Officer of any Credit Party setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto; and

(b) promptly after commencement thereof, notice of all Litigation affecting the Credit Parties or any of their Subsidiaries or the receipt of written notice by the Credit Parties or any of their Subsidiaries of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation (including but not limited to Environmental Laws) the violation of which could reasonably be expected to have a Material Adverse Effect.

7.03 Compliance with Laws and Contractual Obligations, Etc.. Each of the Credit Parties will comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law (including with respect to the licenses, approvals, certificates, permits, franchises, notices, registrations and other governmental authorizations necessary to the ownership of its respective properties or to the conduct of its respective business, antitrust laws or Environmental Laws and laws with respect to social security and pension funds obligations) and all material Contractual Obligations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.04 Payment of Obligations. Each of the Credit Parties will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies assessed, charged or imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property, except where the failure to make such payments or effect such discharges could not reasonably be expected to have a Material Adverse Effect; provided, however, that no Credit Party nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

7.05 Maintenance of Insurance. Each of the Credit Parties will maintain, and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Credit Parties or such Subsidiary operates.

7.06 Conduct of Business and Preservation of Corporate Existence. Each of the Credit Parties will continue to engage in business of the same general type as now conducted by such Credit Party and will preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), licenses, consents, permits, notices or approvals and franchises deemed material to its business; provided that none of the Credit Parties nor any of their Subsidiaries shall be required to maintain its corporate existence in connection with a merger or consolidation in compliance with Section 8.03; and provided, further, that none of the Credit Parties nor any of their Subsidiaries shall be required to preserve any right or franchise if such Credit Party or any such Subsidiary shall in its good faith judgment, determine that the preservation thereof is no longer in the best interests of such Credit Party or such Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

7.07 Books and Records. Each of the Credit Parties will keep, and cause their Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Credit Parties and each such Subsidiary in accordance with Applicable GAAP consistently applied.

7.08 Maintenance of Properties, Etc.. Each of the Credit Parties will:

(a) maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and

(b) maintain, preserve and protect all intellectual property and all necessary governmental and third party approvals, franchises, licenses and permits, material to the business of the Credit Parties and their Subsidiaries, taken as a whole, provided neither paragraph (a) nor this paragraph (b) shall prevent the Credit Parties or their Subsidiaries from discontinuing the operation and maintenance of any of their properties or allowing to lapse certain approvals, licenses or permits which discontinuance is desirable in the conduct of its business and which discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.09 Pari Passu Ranking. Each Credit Party will ensure at all times that its respective Obligations with respect to the Loans under the Transaction Documents constitute unconditional general obligations of such Credit Party ranking in priority of payment at least pari passu with all other senior unsecured, unsubordinated Debt of such Credit Party.

7.10 Transactions with Affiliates. Each of the Credit Parties will conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are commercially reasonable and no less favorable to such Credit Party or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

7.11 Maintenance of Governmental Approvals. The Credit Parties will maintain in full force and effect at all times all approvals of and filings with any

Governmental Authority or third party required under applicable law for the conduct of its business (including, without limitation, antitrust laws or Environmental Laws) and the performance of the Credit Parties’ obligations hereunder and under the other Transaction Documents by the Borrower and/or the Guarantors, as applicable, and for the validity or enforceability hereof and thereof, except where failure to maintain any such approvals or filings could not reasonably be expected to have a Material Adverse Effect.

7.12 Inspection of Property. At any reasonable time during normal business hours and from time to time with at least ten (10) Business Days prior notice, or at any time if a Default or Event of Default shall have occurred and be continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make abstracts from the records and books of account of, and visit the properties of any Credit Party, and to discuss the affairs, finances and accounts of such Credit Party with any of its officers or directors and with its independent certified public accountants. All expenses associated with such inspection shall be borne by the inspecting Lenders; provided that if a Default or an Event of Default shall have occurred and be continuing, any expenses associated with such inspection shall be borne jointly and severally by Credit Parties.

ARTICLE VIII

NEGATIVE COVENANTS APPLICABLE TO THE LOANS

Each Credit Party covenants and agrees for the benefit of the Lenders that until all Obligations owed to the Lenders are paid in full, it will, unless waived in writing by the Required Lenders pursuant to the provisions set forth in Section 13.02:

8.01 Financial Conditions.

(a) The Parent shall not permit the Consolidated Net Debt / EBITDA Ratio at any time to exceed:

(i)	4.50 to 1.0 during the Reference Period ending on each of December 31, 2008 and March 31, 2009;

(ii)	4.75 to 1.0 during the Reference Period ending on June 30, 2009;

(iii)	4.50 to 1.0 during the Reference Period ending on each of September 30, 2009 and December 31, 2009;

(iv)	4.25 to 1.0 during the Reference Period ending on each of March 31, 2010 and June 30, 2010;

(v)	4.00 to 1.0 during the Reference Period ending on September 30, 2010; and

(vi)	3.75 to 1.0 during the Reference Period ending on each of December 31, 2010, March 31, 2011 and the Maturity Date.

(b) The Parent shall not permit the Consolidated Fixed Charge Coverage Ratio at the end of each fiscal quarter to be less than 2.5 to 1.

(c) Concurrently with the delivery by the Borrower of any financial statements pursuant to Section 7.01, any Credit Party shall deliver to the Administrative Agent (with a copy to each Lender) a certificate from a Responsible Officer of the Parent containing all information and calculations necessary for determining compliance with Sections 8.01 (a), as applicable, and (b) above.

(d) For the purpose of calculating the Consolidated Net Debt / EBITDA Ratio in Section 8.01(a) above only, “Consolidated Net Debt” shall not include any Debt which, notwithstanding falling within the definition of Debt, is not required to be recorded as a liability by the Parent on its consolidated balance sheet in accordance with Mexican FRS.

8.02 Liens. The Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Parent or any Subsidiary, whether now owned or held or hereafter acquired, other than the following Liens (“Permitted Liens”):

(a) Liens for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves or other appropriate provision, if any, as shall be required by Applicable GAAP shall have been made;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by Applicable GAAP shall have been made;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d) any attachment or judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty (60) days after the expiration of any such stay;

(e) Liens that are described in Schedule 8.02(e) attached hereto;

(f) any Lien on property acquired by the Parent after the date hereof that was existing on the date of acquisition of such property; provided that such Lien was not incurred in anticipation of such acquisition, and any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price, of property acquired by the Parent or any of its Subsidiaries after the date hereof; provided, further, that (A) any such Lien permitted pursuant to this clause (f) shall be confined solely to the item or items of property so acquired (including, in the case of any Acquisition of a corporation through the acquisition of 51% or more of the voting stock of such corporation, the stock and assets of any Acquired Subsidiary or Acquiring Subsidiary) and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to, or is acquired for specific use with, such acquired property; and (B) if applicable, any such Lien shall be created within nine (9) months after, in the case of property, its acquisition, or, in the case of improvements, their completion;

(g) any Lien renewing, extending or refunding any Lien permitted by clause (f) above; provided that the principal amount of Debt secured by such Lien immediately prior thereto is not increased or the maturity thereof reduced and such Lien is not extended to other property;

(h) any Liens created on shares of Capital Stock of the Parent or any of its Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose vehicle (including any entity with legal personality) of which such shares constitute the sole assets; provided that (A) any shares of Subsidiary stock held in such trust, corporation or entity could be sold by the Parent; and (B) proceeds from the deposit or transfer of such shares into such trust, corporation or entity and from any transfer of or distributions in respect of the Parent’s or any Subsidiary’s interest in such trust, corporation or entity are applied as provided under Section 8.04; and provided, further, that such Liens may not secure Debt of the Parent or any Subsidiary (unless permitted under another clause of this Section 8.02);

(i) any Liens on securities securing repurchase obligations in respect of such securities;

(j) any Liens in respect of any Qualified Receivables Transaction;

(k) in addition to the Liens permitted by the foregoing clauses (a) through (j), Liens securing Debt of the Parent and its Subsidiaries (taken as a whole) not in excess of 5% of the Adjusted Consolidated Net Tangible Assets of the Parent and its Subsidiaries; and

(l) any Liens on “margin stock” purchased with the proceeds of the Loans within the meaning of Regulation U, if and to the extent the value of all “margin stock” of the Parent and its Subsidiaries exceeds 25% of the value of the total assets of the Parent and its Subsidiaries;

unless, in each case, the Parent has made or caused to be made effective provision whereby the Obligations hereunder are secured equally and ratably with, or prior to, the Debt secured by such Liens (other than Permitted Liens) for so long as such Debt is so secured.

8.03 Consolidations and Mergers. None of the Credit Parties shall, in one or more related transactions, (x) consolidate with or merge into any other Person or permit any other Person to merge into it or (y) directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties or assets to any Person, unless, with respect to any transaction described in clause (x) or (y), immediately after giving effect to such transaction:

(a) the Person formed by any such consolidation or merger, if it is not the Borrower or such Guarantor, or the Person that acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Borrower or such Guarantor (any such Person, a “Successor”) (i) shall be a corporation organized and validly existing under the laws of its place of incorporation, which in the case of a Successor to the Borrower shall be Mexico, the United States, Canada, France, Belgium, Germany, Italy, Luxembourg, The Netherlands, Portugal, Spain, Switzerland or the United Kingdom, or any political subdivision thereof, (ii) in the case of a Successor to the Borrower, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the Obligations of the Borrower pursuant to this Agreement and the performance of every covenant on part of the Credit Parties to be performed and observed and (iii) in the case of a Successor to any Guarantor, shall expressly assume, pursuant to a written agreement in form and substance satisfactory to the Required Lenders, the performance of every covenant of this Agreement on part of such Guarantor to be performed and observed;

(b) in the case of any such transaction involving the Borrower or any Guarantor, the Borrower or such Guarantor, or the Successor of any thereof, as the case may be, shall expressly agree to indemnify each Lender and the Administrative Agent against any tax, levy, assessment or governmental charge payable by withholding or deduction thereafter imposed on such Lender and/or the Administrative Agent solely as a consequence of such transaction with respect to payments under the Transaction Documents;

(c) immediately after giving effect to such transaction, including for purposes of this clause (c) the substitution of any Successor to the Borrower for the Borrower or the substitution of any Successor to a Guarantor for such Guarantor and treating any Debt or Lien incurred by the Borrower or any Successor to the Borrower, or by a Guarantor of the Borrower or any Successor to such Guarantor, as a result of such transactions as having been incurred at the time of such transaction (and incurred for the purposes of Section 8.07), no Default or Event of Default shall have occurred and be continuing; and

(d) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a written agreement is required in connection with such transaction, such written agreement comply with the relevant provisions of this Article VIII and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with.

8.04 Sales of Assets, Etc. The Parent will not, and will not permit any of its Material Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including the Capital Stock of any Subsidiary), other than (a) inventory, trade receivables and assets surplus to the needs of the business of the Parent or any Subsidiary sold in the ordinary course of business, (b) assets not used, usable or held for use in connection with cement operations and related operations, and (c) any “margin stock” within the meaning of Regulation U acquired by the Parent through a Tender Offer, unless the proceeds of the sale of such assets are retained by the Parent or such Subsidiary, as the case may be, and, as promptly as practicable after such sale (but in any event within one hundred and eighty (180) days of such sale), the proceeds are applied to (i) expenditures for property, plant and equipment usable in the cement industry or related industries; (ii) the repayment of senior Debt of the Parent or any of its Subsidiaries, whether secured or unsecured; or (iii) investments in companies engaged in the cement industry or related industries; provided, however, that the net proceeds from Qualified Receivables Transactions to the extent exceeding, in the aggregate, the aggregate U.S.$ amount set forth in Schedule 8.04 attached hereto shall be applied to the repayment of senior Debt of the Parent or any of its Subsidiaries, whether secured or unsecured; and provided, that, nothing in this Section 8.04 shall prevent any sale, lease or other disposal of assets from any Subsidiary to another Subsidiary.

8.05 Change in Nature of Business. Neither the Parent nor the Borrower shall make, or permit any of its Material Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

8.06 Margin Regulations. None of the Credit Parties shall use any part of the proceeds of the Loans for any purpose which would result in any violation (whether by any of the Credit Parties, the Administrative Agent or the Lenders) of Regulation T, U or X of the Federal Reserve Board or to extend credit to others for any such purpose. None of the Credit Parties shall engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined in such regulations).

8.07 Limitation on Indebtedness. The Parent shall not, and shall not permit any of its Subsidiaries to, Incur any Debt (including Acquired Debt), provided that, the Parent or any Subsidiary may Incur Debt if on the date of such Incurrence and after giving effect thereto on a pro forma basis (as if such Debt had been Incurred on the first day of the relevant Reference Period): (a) the Consolidated Net Debt / EBITDA Ratio is less than 3.5 to 1.0 and (b) no Event of Default has occurred and is continuing or would result from the Incurrence of such Debt. Notwithstanding the foregoing, the Parent and its Subsidiaries may Incur Permitted Debt.

(a) Upon each Incurrence of Debt, the Parent or Subsidiary, as the case may be, may designate (and later re-designate) in its sole discretion pursuant to which category of Permitted Debt any Debt is being Incurred and may subdivide an amount of Debt and designate (and later redesignate) more than one such category pursuant to which such amount of Debt is being Incurred and such Permitted Debt shall not be deemed to have been Incurred or outstanding under any other category of Permitted Debt. For the avoidance of doubt, the inability of the Parent or its Subsidiary to Incur Debt under one category shall not limit the ability of the Parent or its Subsidiary to Incur Debt under another category.

(b) Accrual of interest shall not be deemed to be an Incurrence of Debt for purposes of this Section 8.07. Notwithstanding any other provision of this covenant, the maximum amount of Debt that the Parent and its Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Debt, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

(c) For purposes of determining compliance with any U.S. Dollar-denominated restriction on the Incurrence of Debt, the U.S. Dollar equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred.

ARTICLE IX

OBLIGATIONS OF GUARANTORS

9.01 The Guaranty. Each of the Guarantors jointly and severally hereby unconditionally and irrevocably guarantees (as a primary obligor and not merely as surety) payment in full as provided herein of all Obligations payable by the Borrower to each Lender, the Administrative Agent, the Structuring Agent and the Joint Lead Arrangers under this Agreement and the other Transaction Documents, as and when such amounts become payable (whether at stated maturity, by acceleration or otherwise).

9.02 Nature of Liability. The obligations of the Guarantors hereunder are guarantees of payment and shall remain in full force and effect until all Obligations of the Borrower have been validly, finally and irrevocably paid in full, and shall not be affected in any way by the absence of any action to obtain such amounts from the Borrower or by any variation, extension, waiver, compromise or release of any or all Obligations from time to time therefor. Each Guarantor waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to this Agreement and the other Transaction Documents.

9.03 Unconditional Obligations. Notwithstanding any contrary principles under the laws of any jurisdiction other than the State of New York, the obligations of each of the Guarantors hereunder shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be impaired, terminated, released, discharged or otherwise affected by the following:

(a) the existence of any claim, set-off or other right which either of the Guarantors may have at any time against the Borrower, the Administrative Agent, any Lenders or any other Person, whether in connection with this transaction or with any unrelated transaction;

(b) any invalidity or unenforceability of this Agreement or any other Transaction Document relating to or against the Borrower or either of the Guarantors for any reason;

(c) any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of any amount payable by the Borrower under this Agreement or any of the other Transaction Documents or the payment, observance, fulfillment or performance of any other Obligations;

(d) any change in the name, purposes, business, Capital Stock (including the ownership thereof) or constitution of the Borrower;

(e) any amendment, waiver or modification of any Transaction Document in accordance with the terms hereof and thereof; or

(f) any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, the Lenders or any other Person or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge of or defense to either of the Guarantors’ obligations hereunder.

9.04 Independent Obligation. The obligations of each of the Guarantors hereunder are independent of the Borrower’s obligations under the Transaction Documents and of any guaranty or security that may be obtained for the Obligations. The Administrative Agent and the Lenders may neglect or forbear to enforce payment hereunder, under any Transaction Document or under any guaranty or security, without in any way affecting or impairing the liability of each Guarantor hereunder. The Administrative Agent or the Lenders shall not be obligated to exhaust recourse or take any other action against the Borrower or under any agreement to purchase or security which the Administrative Agent or the Lenders may hold before being entitled to payment from the Guarantors of the obligations hereunder or proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent or the Lenders in favor of the Borrower or each of the Guarantors. Without limiting the generality of the foregoing, the Administrative Agent or the Lenders shall have the right to bring suit directly against either of the Guarantors, either prior or subsequent to or concurrently with any lawsuit against, or without bringing suit against, the Borrower and/or the other Guarantor.

9.05 Waiver of Notices. Each of the Guarantors hereby waives notice of acceptance of this Article IX and notice of any liability to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or nonpayment of any such liability, suit or the taking of other action by the Administrative Agent or the Lenders against, and any other notice, to the Guarantors.

9.06 Waiver of Defenses. To the extent permitted by New York law and notwithstanding any contrary principles under the laws of any other jurisdiction, each of the Guarantors hereby waives any and all defenses to which it may be entitled, whether at common law, in equity or by statute which limits the liability of, or exonerates, guarantors or which may conflict with the terms of this Article IX, including failure of consideration, breach of warranty, statute of frauds, merger or consolidation of the Borrower, prior notice to the Borrower, that the Borrower’s assets are used to repay the Loans first, that the liability of the Guarantors be split, statute of limitations, accord and satisfaction and usury. Without limiting the generality of the foregoing, each of the Guarantors consents that, without notice to such Guarantor and without the necessity for any additional endorsement or consent by such Guarantor, and without impairing or affecting in any way the liability of such Guarantor hereunder, the Administrative Agent and the Lenders may at any time and from time to time, upon or without any terms or conditions and in whole or in part, (a) change the manner, place or terms of payment of, and/or change or extend the time or payment of, renew or alter, any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Article IX shall apply to the Obligations as so changed, extended, renewed or altered; (b) exercise or refrain from exercising any right against the Borrower or others (including the Guarantors) or otherwise act or refrain from acting; (c) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any such liability (whether due or not) of the Borrower to creditors of the Borrower other than the Administrative Agent and the Lenders and the Guarantors; (d) apply any sums by whomsoever paid or howsoever realized, other than payments of the Guarantors of the Obligations, to any liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein, to the Administrative Agent and the Lenders regardless of which of such liability or liabilities of the Borrower under the Transaction Documents or any instruments or agreements referred to herein or therein remain unpaid; (e) consent to or waive any breach of, or any act, omission or default under the Obligations or any of the instruments or agreements referred to in this Agreement and the other Transaction Documents, or otherwise amend, modify or supplement the Obligations or any of such instruments or agreements, including the Transaction Documents; and/or (f) request or accept other support of the Obligations or take and hold any security for the payment of the Obligations or the obligations of the Guarantors under this Article IX, or allow the release, impairment, surrender, exchange, substitution, compromise, settlement, rescission or subordination thereof.

9.07 Bankruptcy and Related Matters.

(a) So long as any of the Obligations remain outstanding, each Credit Party shall not, without the prior written consent of the Administrative Agent (acting with the consent of the Required Lenders), commence or join with any other Person in commencing any bankruptcy, liquidation, reorganization, concurso mercantil or insolvency proceedings of, or against, the Borrower.

(b) If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or the Maturity “B” Notes is stayed upon the insolvency, bankruptcy, reorganization, concurso mercantil or any similar event of the Borrower or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Lenders.

(c) The obligations of each of the Guarantors under this Article IX shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, concurso mercantil, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, readjustment, liquidation or arrangement of the Borrower or similar proceedings or actions or by any defense which the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, the Guarantors’ liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

(d) Each of the Guarantors acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any proceeding or action referred to above in Section 9.07(c) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding or action, such interest as would have accrued on such portion of the Obligations if said proceedings or actions had not been commenced) shall be included in the Obligations, it being the intention of the Guarantors, the Administrative Agent, and the Lenders that the Obligations which are to be guaranteed by the Guarantors pursuant to this Article IX shall be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations. The Guarantors will take no action to prevent any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person from paying the Administrative Agent, or allowing the claim of the Administrative Agent, for the benefit of the Administrative Agent, and the Lenders, in respect of any such interest accruing after the date of which such proceeding is commenced, except to the extent any such interest shall already have been paid by the Guarantors.

(e) Notwithstanding anything to the contrary contained herein, if all or any portion of the Obligations are paid by or on behalf of the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered, directly or indirectly, from the Administrative Agent and/or the Lenders as a preference, preferential transfer, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes under this Article IX, to the extent permitted by applicable law.

9.08 No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations shall have been indefeasibly paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

9.09 Right of Contribution. Subject to Section 9.08, each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. The provisions of this Section 9.09 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Structuring Agent, the Joint Lead Arrangers and the Lenders for the full amount guaranteed by such Guarantor hereunder.

9.10 General Limitation on Guaranty. In any action or proceeding involving any applicable corporate law, or any applicable bankruptcy, insolvency, reorganization, concurso mercantil or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article IX would otherwise, taking into account the provisions of Section 9.09, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

9.11 Covenants of the Guarantors. Each Guarantor hereby covenants and agrees that, so long as any Obligations with respect to the Loans under this Agreement and any other Transaction Document remain unpaid, it shall comply with the covenants contained or incorporated by reference in this Agreement applicable to the Loans to the extent applicable to it.

ARTICLE X

EVENTS OF DEFAULT

10.01 Events of Default Applicable to the Loans. The following specified events shall constitute “Events of Default” for the purposes of this Agreement:

(a) Payment Defaults. The Borrower shall (i) fail to pay any principal of the Loans when due in accordance with the terms hereof or (ii) fail to pay any interest on the Loans, any fee or any other amount payable under this Agreement or any Maturity “B” Note within three (3) Business Days after the same becomes due and payable; or

(b) Representation and Warranties. Any representation or warranty made by any Credit Party in any Transaction Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Transaction Document, as applicable, shall prove to have been incorrect in any material respect on or as of the date made if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of such Credit Party becomes aware of such incorrectness or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(c) Specific Defaults. A Credit Party shall fail to perform or observe any term, covenant or agreement contained in Section 7.01, 7.02(a), 7.06 (with respect to the Borrower’s and each Guarantor’s existence only) or 7.09 or Article VIII; or

(d) Other Defaults. A Credit Party shall fail to perform or observe any term, covenant or agreement applicable to the Loans contained in this Agreement or the Maturity “B” Notes, any certificates, waivers, or any other agreement delivered pursuant to this Agreement (other than as provided in paragraphs (a) and (c) above) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of the date on which (i) the Responsible Officer of the Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent at the request of any Lender; or

(e) Defaults under Other Agreements. The occurrence of a default or event of default under any indenture, agreement or instrument relating to any Material Debt of the Parent or any of its Subsidiaries, and such default or event of default results in the acceleration of the maturity of any principal amount of such Material Debt prior to the date on which it would otherwise become due and payable; or any principal amount of Material Debt of the Borrower or any of its Subsidiaries shall not be paid upon the scheduled maturity thereof (after giving effect to any applicable grace period); or

(f) Voluntary Bankruptcy. Any Credit Party or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concurso mercantil or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or the equivalent thereof under applicable law; or

(g) Involuntary Bankruptcy. An involuntary case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, concurso mercantil or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or an order for relief shall be entered against the Parent or any Material Subsidiaries under any bankruptcy, insolvency, suspensión de pagos or other similar law as now or hereafter in effect; or

(h) Monetary Judgment. A final judgment or judgments or order or orders not subject to further appeal for the payment of money in an aggregate amount in excess of U.S.$50,000,000 shall be rendered against the Parent and/or any of its Subsidiaries that are neither discharged nor bonded in full within thirty (30) days thereafter; or

(i) Pari Passu. The Obligations of the Credit Parties under this Agreement shall fail to rank at least pari passu with all other senior unsecured Indebtedness of the Borrower or such Guarantor, as the case may be; or

(j) Validity of Agreement. The Borrower shall contest the validity or enforceability of any Transaction Document or shall deny generally the liability of the Borrower under any Transaction Documents or either Guarantor shall contest the validity of or the enforceability of their guarantee hereunder or any obligation of either Guarantor under Article IX hereof shall not be (or is claimed by either Guarantor not to be) in full force and effect; or

(k) Governmental Authority. Any governmental or other consent, license, approval, permit or authorization which is now or may in the future be necessary or appropriate under any applicable Requirement of Law for the execution, delivery, or performance by the Borrower or either Guarantor of any Transaction Document to which it is a party or to make such Transaction Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn, revoked or modified or shall cease to be in full force and effect or shall be modified in any manner that would have an adverse effect on the rights or remedies of the Administrative Agent or the Lenders; or

(l) Expropriation, Etc. Any Governmental Authority shall condemn, nationalize, seize or otherwise expropriate all or any substantial portion of the property of, or Capital Stock issued or owned by, the Borrower or either Guarantor or take any action that would prevent the Borrower or either Guarantor from performing its obligations under this Agreement or the Maturity “B” Notes, the Conversion Notice, any certificates, waivers, or any other agreements delivered pursuant to this Agreement; or

(m) Moratorium; Availability of Foreign Exchange. A moratorium shall be agreed or declared in respect of any Debt of the Borrower or either Guarantor or any restriction or requirement not in effect on the date hereof shall be imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by the Borrower or either Guarantor for the purpose of performing any material obligation under this Agreement or the Maturity “B” Notes, any certificates, waivers, or any other agreements delivered pursuant to this Agreement; or

(n) Change of Ownership or Control. The beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more in voting power of the outstanding voting stock of the Borrower or either Guarantor is acquired by any Person after the Dutch Loan Closing Date; provided that the acquisition of beneficial ownership of Capital Stock of the Borrower or either Guarantor by Lorenzo H. Zambrano or any member of his immediate family shall not constitute an Event of Default.

10.02 Remedies.

(a) If an Event of Default under Sections 10.01(f) and (g) occurs with respect to any Credit Party, the outstanding principal amount of the Loans together with any accrued but unpaid interest thereon, in each case without notice or any other act by the Lenders, shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b) If any Event of Default has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders declare by written notice to the Borrower, the principal amount of the outstanding Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon, including any fees due under this Agreement, shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

10.03 Notice of Default. To the extent permitted by law, the Administrative Agent shall give notice to the Borrower of any event occurring under Section 10.01(a), (b), (c) or (d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

10.04 Default Interest. In the event of default by the Borrower in the payment on the due date of any sum due under this Agreement, the Borrower shall pay interest on demand on such sum from the date of such default to the day of actual receipt of such sum by the Administrative Agent (as well after as before judgment) at the rate specified in Section 2.02(c). So long as the default continues, the default interest rate shall be recalculated on the same basis at intervals of such duration as the Administrative Agent may select, provided that the amount of unpaid interest at the above rate accruing during the preceding period (or such longer period as may be the shortest period permitted by applicable law for the capitalization of interest) shall be added to the amount in respect of which the Borrower is in default.

10.05 Remedies Independent. Any debt owing to a Lender under the Transaction Documents shall be a separate and independent debt. Except as otherwise stated in the Transaction Documents, (i) any right of a Lender under the Transaction Documents shall be a separate and independent right and (ii) a Lender may separately enforce its rights under the Transaction Documents.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.01 Appointment and Authorization.

(a) Each Lender hereby irrevocably designates and appoints ING Capital LLC as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Transaction Document, together with such other powers as are reasonably incidental thereto.

(b) Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the

Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.

11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

11.03 Liability of Administrative Agent. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it or any such Person under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by a Credit Party or any officer thereof contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of a Credit Party or any other party to any Transaction Document to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, the Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of a Credit Party.

11.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or teletype message, statement, order or other document or telephone conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of failing to take, taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders (or when expressly required hereby, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction on or before the Conversion Date.

11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (except for the Administrative Agent with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless it shall have received written notice from a Lender or the Borrower referring to this Agreement and describing such Default or Event of Default and stating that such notice is a “Notice of Default”. The Administrative Agent shall promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders or the Lenders; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

11.06 Credit Decision. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Credit Party, or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the Guarantors and their Affiliates and all applicable Lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit

Party. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its Affiliates, officers, directors, employees, agents or attorneys-in-fact.

11.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify upon demand the Administrative Agent and its Affiliates, directors, officers, advisors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably based on such Lender’s share of the aggregate amount of Loans outstanding hereunder, from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations or the Maturity Date) be imposed on, incurred by or asserted against the Administrative Agent (or any of its Affiliates, directors, officers, agents and employees) in any way relating to or arising out of this Agreement or any other Transaction Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent it results from the gross negligence or willful misconduct of the Administrative Agent or its Affiliates, directors, officers, agents or employees. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share (based on its share of the aggregate amount of Loans outstanding hereunder) of any reasonable and documented costs or out-of-pocket expenses (including legal fees) incurred by the Administrative Agent in connection with the preparation, execution, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.

11.08 Administrative Agent in its Individual Capacity. ING CAPITAL LLC may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower, the Guarantors or any of their Affiliates as though ING CAPITAL LLC were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, ING CAPITAL LLC or its Affiliates may receive information regarding the Borrower, the Guarantors and their Affiliates (including information that may be subject to confidentiality obligations in favor of any Credit Party) and acknowledge that the

Administrative Agent shall be under no obligation to provide such information to them. With respect to the Obligations, ING CAPITAL LLC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include ING CAPITAL LLC in its individual capacity.

11.09 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment shall be subject to the approval of the Borrower, such approval not to be unreasonably withheld (unless a Default or Event of Default shall have occurred and be continuing, in which case such approval shall not be required). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the retiring Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act on the part of such retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Sections 13.04 and 13.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted the appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and either the Borrower or the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least U.S.$400,000,000.

ARTICLE XII

THE STRUCTURING AGENT

12.01 The Structuring Agent. The Borrower hereby confirms the designation of HSBC SECURITIES (USA) INC., as the Structuring Agent for the Loans. The Structuring Agent assumes no responsibility or obligation hereunder for servicing, enforcement or collection of the Obligations, or any duties as agent for the Lenders. The title “Structuring Agent” implies no fiduciary responsibility on the part of the Structuring Agent to the Administrative Agent, or the Lenders, and the use of such title does not impose on the Structuring Agent any duties or obligations under this Agreement except as may be expressly set forth herein.

12.02 Liability of Structuring Agent. Neither the Structuring Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by them or any such Person under or in connection with this Agreement or any other Transaction Document (except for such Structuring Agent’s own gross negligence or willful misconduct), or (b) responsible in any manner to any Lender for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Structuring Agent under or in connection with, this Agreement or any other Transaction Document or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrower or any other party to any other Transaction Document to perform its obligations hereunder or thereunder. Except as otherwise expressly stated herein, the Structuring Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower.

12.03 Structuring Agent in its Individual Capacity. The Structuring Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates as though it were not the Structuring Agent hereunder.

12.04 Credit Decision. Each Lender expressly acknowledges that neither the Structuring Agent nor any of its respective Affiliates, officers, directors, employees, agents or attorneys-in-fact have made any representation or warranty to it, and that no act by the Structuring Agent hereafter taken, including any review of the affairs of a Credit Party, shall be deemed to constitute any representation or warranty by the Structuring Agent to any Lender. Each Lender acknowledges to the Structuring Agent that it has, independently and without reliance upon the Structuring Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of a Credit Party and its Affiliates and made its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Structuring Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party. The Structuring Agent shall not have any duty or responsibility to provide any Lender with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Structuring Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

ARTICLE XIII

MISCELLANEOUS

13.01 Notices.

(a) Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon any party hereunder with respect to the Loans shall be in writing (including facsimile transmission) and shall be sent by an overnight courier service, transmitted by facsimile or delivered by hand to such party: (i) in the case of a Credit Party, the Structuring Agent, the Joint Lead Arrangers or the Administrative Agent, at its address or facsimile number set forth on Schedule 2.01(c) or at such other address or facsimile number as such party may designate by notice to the other parties hereto and (ii) in the case of any Lender, at its address or facsimile number set forth in Schedule 2.01(b) or at such other address or facsimile number as such Lender may designate by notice to the Borrower, the Structuring Agent, the Joint Lead Arrangers and the Administrative Agent.

(b) Unless otherwise expressly provided for herein, each notice, request, demand or other communication with respect to the Loans shall be effective (1) if sent by overnight courier service or delivered by hand, upon delivery, (2) if given by facsimile, when transmitted to the facsimile number specified pursuant to paragraph (a) above and confirmation of receipt of a legible copy thereof is received, or (3) if given by any other means, when delivered at the address specified pursuant to paragraph (a) above; provided, however, that notices to the Administrative Agent under Article II, III, IV or XI shall not be effective until received.

13.02 Amendments and Waivers. No amendment, waiver or modification of any provision of this Agreement, and no consent to any departure by any Credit Party from the terms of this Agreement shall be effective, in each case without the written consent of the Credit Parties, and acknowledged by the Administrative Agent (which shall be a purely ministerial action) and signed or consented to by the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a) (i) except as specifically provided herein, increase or decrease the Loan of any Lender; or

(ii) extend the maturity of any of the Obligations, extend the time of payment of interest thereon, or extend the Maturity Date; or

(iii) forgive any Obligation, reduce the principal amount of the Obligations, reduce the rate of interest thereon, reduce the amount or change the method of calculation of any fee hereunder, or change the provisions of Sections 2.03 or 3.02;

in each case without the consent of the Borrower and each Lender directly affected thereby;

(b) (i) amend, modify or waive any provision of this Section 13.02; or

(ii) change the percentage specified in the definition of Required Lenders or the number of Lenders which shall be required for the Lenders or any of them to take any action under this Agreement; or

(iii) amend, modify or waive any provision of Section 11.06;

(iv) amend, modify or waive any provision of ARTICLE IV; or

(v) amend, modify, or waive any provisions of ARTICLE IX or release any Guarantor from its obligations hereunder;

in each case without the consent of the Borrower and all the Lenders;

(c) amend, modify or waive any provision of ARTICLE XI without the written consent of the Administrative Agent; and

(d) amend, modify or waive any provision of ARTICLE XII without the consent of the Structuring Agent.

13.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

13.04 Payment of Expenses, Etc. The Borrower agrees to pay on demand:

(a) all reasonable and documented out-of-pocket costs and expenses (including reasonable legal fees and disbursements of special Mexican counsel, special Dutch counsel and New York counsel to the Administrative Agent and the allocated cost of in-house counsel to the Administrative Agent), syndication (including printing, distribution and bank meetings), travel, telephone and duplication expenses and other reasonable and documented costs and out-of- pocket expenses in connection with the arrangement, documentation, negotiation and closing of the Transaction Documents;

(b) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any amendment to, waiver of, or consent to any Transaction Document or the transactions contemplated hereby, including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican, special Dutch counsel and New York counsel to the Administrative Agent; and

(c) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement of and/or preservation of any rights under this Agreement or any other Transaction Document (whether through negotiations, legal proceedings or otherwise), including the reasonable fees and reasonable and documented out-of-pocket expenses of special Mexican, special Dutch counsel and New York counsel to the Administrative Agent and such Lender.

13.05 Indemnification. The Borrower agrees to indemnify and hold harmless the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel, the allocated cost of in-house counsel and settlement costs), but excluding taxes that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Credit Party also agrees not to assert any claim against the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Transaction Documents. Neither the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent, nor any Lender shall be deemed to have any fiduciary relationship with any Credit Party.

13.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon the Borrower, the Guarantors, their successors and assigns and shall inure to the benefit of the Structuring Agent, the Joint Lead Arrangers, the Administrative Agent and the Lenders and their respective successors and assigns, except that the Credit Parties may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of all Lenders other than pursuant to the terms of this Agreement.

(b) Any Lender (such Lender, an “Assignor”) may at any time, in its sole discretion, and any Lender, if demanded by the Borrower pursuant to Section 3.08 upon at least five (5) Business Days’ notice to such Lender and Administrative Agent, (i) assign or pledge as security all or part of such Lender’s rights under this Agreement but not its obligations, to any Federal Reserve Board or entity that is a lender to such Lender without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party, or (ii) assign all or part of such Lender’s rights or obligations under this Agreement and any Maturity “B” Notes to any of its Affiliates or related funds or any other Lender or any Affiliate of a Lender , in each case without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party, and/or (iii) assign all or part of such Lender’s rights or obligations under this Agreement and any Maturity “B” Notes to one or more banks or other financial institutions or any other person that is not a Competitor with the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Borrower, the Parent and the Administrative Agent (each such person, an “Assignee”); provided however that, in the case of an assignment of only part of such rights and obligations under clause (iii), such assignment shall be in integral multiples of U.S.$5,000,000; provided further that in the case of an assignment of only part of such rights and obligations under clause (iii), the Borrower shall be deemed to have consented to an assignment if it fails to respond to a written request for consent within ten (10) Business Days of such request; provided, further, that if the value of the rights and obligations assigned under clause (i) or clause (ii) is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party. Upon the occurrence and continuation of an Event of Default, each Lender shall have the right, in its sole discretion, to assign all or part of its rights or obligations under this Agreement and any Maturity “B” Notes to any Person that is not a Competitor, without the prior consent (written or otherwise) of the Borrower, the Administrative Agent, the Parent or any other third party; provided however that if the value of the rights and obligations assigned is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party. Upon execution and delivery of an Assignment and Assumption Agreement pursuant to which the Assignee shall assume the Assignor’s rights and obligations under this Agreement and any Maturity “B” Notes and payment by the Assignee to the Assignor of an amount equal to the purchase price agreed between such Assignor and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a commitment as set forth in such instrument of assumption (in addition to any commitment previously held by it), and the Assignor shall be released from its obligations hereunder to a corresponding extent (except to the extent the same arose prior to the assignment); and, in the case of an Assignment and Assumption Agreement covering all of the transferor Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01 (to the extent any claim thereunder relates to an event arising or such Lender’s status or activity as Lender prior to such assignment), and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph (b), the Assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that a new Maturity “B” Note is issued to the Assignee at the expense of the Assignee. In connection with any such assignment (other than a transfer by a Lender to one of its Affiliates), the Assignor (or in the case of Section 3.07, the Borrower) shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of U.S.$3,500.

(c) Nothing herein shall prohibit any Lender from pledging or assigning any Maturity “B” Note to any Federal Reserve Bank of the United States in accordance with applicable law and without compliance with the foregoing provisions of this Section 13.06; provided, however, that such pledge or assignment shall not release such Lender from its obligations hereunder.

(d) Any Lender may, without any consent of the Borrower, the Administrative Agent or any other third party at any time grant to any Person that is not a Competitor (each a “Participant”) participating interests in its Loans; provided however that if the value of the rights and obligations assigned is less than euro 50,000 (or its equivalent in another currency or currencies) the assignee or transferee otherwise qualifies as a Professional Market Party. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement extending the maturity of any Obligation in respect of which the participation was granted, or reducing the rate or extending the time for payment of interest thereon or reducing the principal thereof, or reducing the amount or basis of calculation of any fees to accrue in respect of the participation, without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 3.03 and 3.06 with respect to its participating interest as if it were a Lender named herein; provided, however, that the Borrower shall not be required to pay any greater amounts pursuant to such Sections than it would have been required to pay but for the sale to such Participant of such Participant’s participation interest. An assignment or other transfer which is not permitted by paragraph (b) or (c) above shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this paragraph (d).

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.06, disclose to the Assignee or Participant or proposed Assignee or Participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the Assignee or Participant or proposed Assignee or Participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

13.07 Right of Set-off. In addition to any rights and remedies of the Lenders provided by law, each such Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify such Credit Party, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.08 Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the prior written consent of the Credit Parties, other than (a) to the Administrative Agent’s, or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 13.06(e), to actual or prospective Assignees and Participants, and then only on a confidential basis, (b) as required by any law, rule or regulation (including as may be required in connection with an audit by the Administrative Agent’s, or such Lender’s independent auditors, and as may be required by any self-regulating organizations) or as may be required by or necessary in connection with any judicial process and (c) as requested by any state, federal or foreign authority or examiner regulating banks or banking. Notwithstanding the foregoing or anything contained in any Transaction Document to the contrary, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

13.09 Use of English Language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language. Except in the case of the laws of, or official communications of, Mexico or The Netherlands (as applicable), the English language version of any such document shall control the meaning of the matters set forth therein.

13.10 GOVERNING LAW. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

13.11 Submission to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court located in the Borough of Manhattan in New York City and any appellate court thereof for purposes of any suit, legal action or proceeding arising out of or relating to this Agreement, any other Transaction Document or the transactions contemplated hereby, and each of the parties hereto hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such federal or New York State court. Each of the parties hereto also submits to the jurisdiction of the competent courts of its corporate domicile in respect of actions initiated against it as a defendant.

(b) Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the jurisdiction of any court other than those identified in paragraph (a) above and any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such federal or New York State court and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding.

(c) Each of the parties hereto irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over it.

(d) Each of the parties hereto agrees, to the fullest extent it may effectively do so under applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall be conclusive and binding upon such party and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

(e) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY ARRANGER, THE ADMINISTRATIVE AGENT, OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

13.12 Appointment of Agent for Service of Process.

(a) The Credit Parties hereby irrevocably appoint CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent (the “Process Agent”) to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in any New York State or federal court sitting in New York City and designates such domicile as the conventional domicile to receive notices hereunder and under the Transaction Documents. The Borrower and each Guarantor hereby appoints as its conventional domicile exclusively to receive any of the notices and service of process, the domicile of the Process Agent mentioned above or any other domicile notified in writing by the Process Agent to the Borrower, the Administrative Agent or any Lender. Such service may be made by delivering a copy of such process to any Credit Party in care of the Process Agent at its address specified above, and the Credit Parties hereby authorize and direct the Process Agent to accept such service on their behalf. The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent. If the Process Agent fails to accept such appointment on or prior to the Conversion Date, the Credit Parties agree to promptly appoint an alternate Process Agent reasonably acceptable to the Administrative Agent with an office in New York City. The Credit Parties further agree to promptly and irrevocably appoint a successor Process Agent in New York City prior to the termination for any reason of the appointment of the initial Process Agent.

(b) Nothing in Section 13.11 or in this Section 13.12 shall affect the right of any party hereto to serve process in any manner permitted by law or limit any right that any party hereto may have to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

13.13 Waiver of Sovereign Immunity. To the extent that a Credit Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the Credit Party hereby irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law. Without limiting the generality of the foregoing, the Credit Parties agree that the waivers set forth in this Section 13.13 shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Foreign Sovereign Immunities Act.

13.14 Judgment Currency.

(a) All payments made under this Agreement and the other Transaction Documents shall be made in Dollars. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower in Dollars into another currency, the parties hereto agree to the fullest extent that they may legally and effectively do so that the rate of exchange used shall be that at which in accordance with normal banking procedures (based on quotations from four major dealers in the relevant market) the Administrative Agent or each Lender, as the case may be, could purchase Dollars with such currency at or about 10:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given.

(b) The Obligations in respect of any sum due to any Lender or the Administrative Agent hereunder or under any other Transaction Document shall, to the extent permitted by applicable law notwithstanding any judgment expressed in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent may in accordance with normal banking procedures purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, the Credit Parties agree, to the fullest extent it may legally do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent against such resulting loss.

(c) Each Credit Party shall, to the fullest extent permitted by law, indemnify the Administrative Agent and each Lender against any loss incurred by the Administrative Agent or such Lender, as the case may be, as a result of any judgment or order being given or made for any amount due under this Agreement or any Maturity “B” Note and being expressed and paid in a currency (the “Judgment Currency”) other than Dollars, and as a result of any variation between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in New York City at which the Administrative Agent or such Lender, as the case may be, on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by the Administrative Agent or such Lender. If the amount of Dollars so purchased exceeds the amount originally to be paid to such Lender, such Lender agrees to pay to or for the account of the Borrower (with respect to payments made by the Borrower) and the Guarantors (with respect to payments made by the Guarantors) such excess; provided that such Lender shall not have any obligation to pay any such excess as long as a default by a Credit Party , in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Lender to such obligations. The foregoing indemnity shall constitute a separate and independent obligation of each Credit Party and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States dollars.

13.15 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement and any communications, notices and exchanges of information pursuant to this Agreement, including signatures, may be delivered by facsimile and shall be treated in all manner and respects as an original document.

13.16 USA PATRIOT Act. The Lenders, to the extent that they are subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), hereby notify the Credit Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

13.17 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable to the fullest extent permitted by law.

13.18 Survival of Agreements and Representations.

(a) All representations and warranties made herein or in any other Transaction Document shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) The covenants and agreements contained in Sections 3.01, 3.03, 3.05, 3.06, 13.04, 13.05, 13.08, 13.09, 13.11, 13.12 and 13.14, and the obligations of the Lenders under Section 11.07 shall survive the payment of all Obligations and, in the case of any Lender that may assign any interest in its commitment or obligations hereunder, with respect to matters occurring before such assignment, shall survive the making of such assignment to the extent any claim arising thereunder relates to any period prior to such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.

13.19 No Novation. The parties intend that the conversion of the Dutch Loans shall not constitute a novation of the obligations of the Credit Parties with respect to the Dutch Loans.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

NEW SUNWARD HOLDING B.V.,
as Borrower

By:	/s/ Agustin Blanco
Name:	Agustin Blanco
Title:	Attorney-in-Fact

CEMEX S.A.B. DE C.V., as Guarantor

By:	/s/ Agustin Blanco
Name:	Agustin Blanco
Title:	Attorney-in-Fact

CEMEX MÉXICO, S.A. DE C.V., as Guarantor

By:	/s/ Agustin Blanco
Name:	Agustin Blanco
Title:	Attorney-in-Fact

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ING CAPITAL LLC,
as Administrative Agent

By:	/s/ Vicente M. Leon
Name:	Vicente M. Leon
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HSBC SECURITIES (USA) INC.,
as Sole Structuring Agent, Joint Lead Arranger and Joint Bookrunner

By:	/s/ Karen L. Giles
Name:	Karen L. Giles
Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CAJA DE AHORROS DE MONTEPIEDAD DE MADRID MIAMI AGENCY,
as Mandated Lead Arranger and Lender

By:	/s/ Manuel Nuñez
Name:	Manuel Nuñez
Title:	General Manager

By:	/s/ Pablo Hernandez
Name:	Pablo Hernandez
Title:	Head of Capital Markets & IFIs

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BANCO SANTANDER, S.A.,
as Joint Lead Arranger, Joint Bookrunner and a Lender

By:	/s/ Javier Vijedo
Name:	Javier Vijedo
Title:	Executive Director

By:	/s/ Juan de la Hera
Name:	Juan de la Hera
Title:	Associate

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HSBC MEXICO, S.A., INSTITUCION DE BANCA MULTIPLE, GRUPO FINANCIERO HSBC, ACTING THROUGH ITS GRAND CAYMAN BRANCH,
as a Lender

By:	/s/ Juan Carlos Chavez Sevilla
Name:	Juan Carlos Chavez Sevilla
Title:	Attorney in Fact

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

THE ROYAL BANK OF SCOTLAND PLC,
as a Joint Lead Arranger, Joint Bookrunner and a Lender

By:	/s/ Guillermo Poggio
Name:	Guillermo Poggio
Title:

By:	/s/ Antonio [illegible]
Name:	Antonio [illegible]
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ING BANK, N.V., ACTING THROUGH ITS CURACAO BRANCH,
as a Mandated Lead Arranger and a Lender

By:	/s/ Remco Gaanderse
Name:	Remco Gaanderse
Title:	Country Manager

By:	/s/ H.F.J. (Freddy) ten Holt
Name:	H.F.J. (Freddy) ten Holt
Title:	Chief Financial Officer

SCHEDULE 2.01(a)

Commitments

Lender	Amount (in USD)	Percentage
Banco Santander, S.A.	$125,000,000	23.8%
HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its Grand Cayman branch	$125,000,000	23.8%
The Royal Bank of Scotland PLC	$125,000,000	23.8%
Caja de Ahorros y Monte de Piedad de Madrid Miami Agency	$75,000,000	14.3%
ING Bank, N.V., acting through its Curacao branch	$75,000,000	14.3%
TOTAL:	$525,000,000	100%

SCHEDULE 2.01(b)

Lending Offices

Lender	Lending Offices
Banco Santander, S.A.

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

Admón. Créditos Sindicados

Edificio Marisma – Planta Baja

28660 Boadilla del Monte – Madrid (Spain)

Attention: José Manuel Llorente or Álvaro del Villar

Telephone: +34 91 289 30 11 / 12

Fax: +34 91 257 11 64 / 65

Caja de Ahorros y Monte de Piedad de Madrid Miami Agency	701 Brickell Ave, Suite 2000 Miami, FL 33131 Attention: Jesus Miramon Telephone: +1 (305) 371-3833 Fax: +1 (305) 371-4243

HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its Grand Cayman branch	Reforma 347 Piso 12 Oficina 3. Col. Cuauhtemoc. C.P. 06500 México City, México Attention: Cordelia Gonzalez Telephone: +52 (81) 8319-2229 Fax: +52 (81) 8319-2349

ING Bank, N.V., acting through its Curacao branch

ING Bank, N. V.-Curaçao Branch

Suyen Plaate-Felipa

Credit Administration

ING Bank N.V. Curaçao Branch

Kaya W.F.G. (Jombi) Mensing 14

P.O.Box 3895, Curaçao, Netherlands Antilles

T: + 599 9 4327269

F: + 599 9 4327502

E: suyen.felipa@americas.ing.com

The Royal Bank of Scotland PLC	36 St. Andrew Square, Edinburgh EH2 2YB Scotland Telephone: +44 (207) 672-6309 Fax: +44 (207) 085-4584

SCHEDULE 2.01(c)

Notice Addresses

Party	Notice Address
New Sunward Holding B.V., as BORROWER	Riverstate Building Amsteldijk 166 1079 LH Amsterdam The Netherlands Fax: +31 (0) 20-644 40 95

CEMEX, S.A.B. de C.V., as GUARANTOR

CEMEX, S.A.B. de C.V.

Ave. Ricardo Margáin Zozaya #325

Col. Valle del Campestre

Garza García, Nuevo León

México 66265

Attention: CEMEX Back-Office

Telephone: +52 (818) 888-4635, 4113, 4093

Fax: +52 (818) 888-4519

CEMEX México, S.A. de C.V., as GUARANTOR

CEMEX, S.A.B. de C.V.

Ave. Ricardo Margáin Zozaya #325

Col. Valle del Campestre

Garza García, Nuevo León

México 66265

Attention: CEMEX Back-Office

Telephone: +52 (818) 888-4635, 4113, 4093

Fax: +52 (818) 888-4519

ING Capital LLC, as ADMINISTRATIVE AGENT	1325 Avenue of the Americas New York, NY 10019 USA Attention: Soo Lee Telephone: +1 (646) 424-8236 Fax: +1 (646) 424-8223

HSBC Securities (USA) Inc., as SOLE STRUCTURING AGENT, JOINT LEAD ARRANGER and JOINT BOOKRUNNER	452 Fifth Avenue New York, NY 10018 USA Attention: Karen Giles Telephone: +1 (212) 525-3652

Banco Santander, S.A., as	Banco Santander, S.A.

Party	Notice Address
JOINT LEAD ARRANGER and JOINT BOOKRUNNER

Ciudad Grupo Santander

Avenida de Cantabria s/n

Admón. Créditos Sindicados

Edificio Encinar – Primera Planta

28660 Boadilla del Monte – Madrid (Spain)

Attention: José Luis Gómez Solórzano

Telephone: +34 91 289 15 82

Fax: +34 91 257 1617

CC:

Banco Santander S.A.

Prol. Paseo de la Reforma No. 550 Mod. 110

Col. Lomas de Santa Fe, 01219

México, DF

Attention: Wade A. Kit

Telephone: +52 (55) 5257-8520

Fax: +52 (55) 5269-1824

The Royal Bank of Scotland PLC, as JOINT LEAD ARRANGER and JOINT BOOKRUNNER	C/ José Ortega y Gasset, 7, 28006 Madrid, Spain Attention: Franciso Serrat Telephone: +34 (91) 438 52 25 Fax: +34 (91) 438 53 07

Caja de Ahorros y Monte de Piedad de Madrid Miami Agency	701 Brickell Ave, Ste. 2000 Miami, FL 33131 Attention: Jesus Miramon Telephone: +1 (305) 371-3833 Fax: +1 (305) 371-4243

HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its Grand Cayman branch, as LENDER	Blvd. Díaz Ordaz #123 Pte. Torre Sur, Piso 5 Col. Santa Maria, C.P. 64650 Monterrey, M.L. México Attention: Cordelia Gonzalez Telephone: +52 (81) 8319-2229 Fax: +52 (81) 8319-2349

ING Bank, N.V., acting through its Curacao branch

ING Bank, N.V., Rep. Office (Mexico City)

Bosque de Alisos 45 B

Bosques de las Lomas, 05120

México D.F.

Attention: Fernanda Hurtado

Telephone: +52 (55) 5258-2197

Fax: +52 (55) 5259-2701

E-mail: Fernanda.Hurtado@Americas.ing.com

SCHEDULE 8.02(e)

LIEN SCHEDULE

(Figures in Millions, USD)

NAME OF CEMEX SUBSIDIARY	COUNTERPARTY	LIEN CONCEPT	Nov-08	AGREEMENT TYPE
CEMEX, Inc.	Hampton	Land related with a Promissory Note	$0.033	Promissory Note between Mr. Paul E. Hampton, Jr. and wife and Cemex, Inc., dated October 31, 1985.
RMC Beton Śląsk Sp. z o.o.	SG Equipment Leasing Polska Sp. z o.o.	Plant Equipment Lien	$1.884	Equipment Leasing Agreement by and between SG Equipment Leasing Polska Sp. z o.o. RMC Beton Śląsk Sp. z o.o. and dated June 23rd, 2006.
CEMEX BETONS CENTRE et BRETAGNE	CITICAPITAL	Plant Equipment Lien	$0.007	Leasing Agreement CITICAPITAL - BETON DE FRANCE CENTRE ET BRETAGNE dated June 30, 2002.
CEMEX GRANULATS RHONE-MEDITERRANEE	SLIBAIL IMMOBILIER	Plant Equipment Lien	$0.698	Leasing Agreement by and between “SLIBAIL IMMOBILIER” and “MORRILLON CORVOL RHONE MEDITERRANEE dated July 24, 2000.
CEMEX BETONS NORD QUEST	SLIBAIL IMMOBILIER	Plant Equipment Lien	$0.123	Leasing Agreement by and between SLIBAIL IMMOBILIER - SAS BETON DE FRANCE NORMANDIE dated June 03 2002.
ETABLISSEMENT CHARROY	BAIL ACTEA	Plant Equipment Lien	$0.035	Leasing Agreement by and between BAIL ACTEA - SA Ets CHARROY dated August 28 2003.
Cemex SIA	Disko Leasing GmbH	Plant Equipment Lien	$0.083	Leasing Agreement between DISKO Leasing und Bank für Investitionsfinanzierung - Readymix Kies & Beton AG, dated March 1st, 2000.
Transbeton Lieferbeton Gesellschaft m.b.H.	Raiffeisenbank Bruck an der Mur eg. Gen.	Plant Equipment Lien	$2.964	Leasing agreement on movables entered by and between Raiffeisen-Leasing Mobilien und KFZ GmbH and Trans-Beton Ges.m.b.H. dated March 31, 2004.
Quarzsandwerk Wellmersdorf GmbH & Co. KG	Raiffeisenbank Obermain Nord eG	Land Lien	$0.037	Leasing Agreement by and between Quarzsandwerk Wellmersdorf GmbH & Co. KG and Raiffeisenbank Obermain Nord eG dated March 8, 1999.
CEMEX Kies Hamburg GmbH & Co. KG	Kreissparkasse Herzogfum Lauenburg	Land Lien	$0.247	Leasing Agreement Kreissparkasse Herzogfum Lauenburg - Wunder GmbH, Wunder Kiestransporte GmbH undGünter Wunder Baustoffhandel dated March 22, 1994.
Cemex UK Operations Limited	ING Lease (UK) Limited	Plant Equipment Lien	$18.483	Leasing Master Agreement by and between Kleinworth Benson Fleet Finance Limited and Rombus Materials Limited dated December 31, 1997.

NAME OF CEMEX SUBSIDIARY	COUNTERPARTY	LIEN CONCEPT	Nov-08	AGREEMENT TYPE
				Assignment and Continuation Schedule dated September 30, 2005 between ING Lease Fleet Finance Limited and Cemex UK Operations Ltd.

Cemex UK Operations Limited	Lloyds TSB Asset Finance	Plant Equipment Lien	$2.948	Lease Agreement by and between The Rugby Group PLC and UDT Budget Leasing Limited dated 21 of December 1998.

RMC Beton Śląsk Sp. z o.o.	Bankowy Fundusz Leasingowy S.A.	Plant Equipment Lien	$0.017	Leasing Agreement by and between Bankowy Fundusz Leasingowy, S.A. and RMC Beton Śląsk Sp. z o.o. dated March 11th, 2008.

Cemex S.A.B. de C.V. and Subsidiaries	Different Banks	Cash Collateral	$693.412	ISDA Agreements Different Banks Regarding Margin Calls in Derivatives Instruments

Cemex S.A.B. de C.V. and Subsidiaries	Banco Nacional de Comercio Exterior	Cemex, S.A.B. de C.V. and Cementos Chihuahua, S.A.B. de C.V. shares	$250.000	Credit Agreement entered on October 14, 2008 Secured with a Stock Pledge

Cemex S.A.B.de C.V. and Cemex México, S.A. de C.V.	Nacional Financiera S.N.C.,	Cemex México’s headquarters Edificio Constitución #444 Monterrey, N.L.	$52.985	Credit Agreement to issue the government guaranty (aval) on Cemex’ short term Certificados Bursátiles entered on October 22, 2008.

		Total	$1,023.956

SCHEDULE 8.04

Qualified Receivables Transactions

	Description	Counterparty	Date	Currency	Amount in Million	Amount in USD million	Maturity
CEMEX France S.A.S.	Amendent and Restated Receivables Assignment Agreement (as amended)	ING Bank (France) S.A.	May 31, 2006	EURO	160,000,000	201,840,000	May 31, 2009
Cemex Inc.	Amended and Restated Receivables Purchase Agreement (as amended)	JP Morgan Chase Bank, N.A./ Lloyds TSB Bank plc	March 20, 2008	USD	500,000,000	500,000,000	March 20, 2009
Cemex Mexico, S.A. de C.V.	Agreement for the Sale and Transfer of Ownership of Designated Receivables	WLB Funding, S.A. de C.V., SOFOM, E.N.R.	January 9, 2008	MXN	2,298,000,000	168,946,985	January 9, 2009
Cemex España, S.A.	Amended and Restated Receivables Purchase Agreement (as amended)	WestLB AG	May 9, 2006	EURO	300,000,000	378,450,000	May 9, 2011

TOTAL						1,249,236,985

Exchange rates as of Dec 1, 2008 to be updated one day before agreement is entered

US$/Euro	1.2615
US$/MXN	0.0735

EXECUTION VERSION

Exhibit A to Maturity

Loan “B” Agreement

FORM OF MATURITY “B” NOTE

U.S.$ _____	Date New York, New York

FOR VALUE RECEIVED, the undersigned, NEW SUNWARD HOLDING B.V., a private company with limited liability formed under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands (the “Borrower”), unconditionally promises to pay, without setoff or counterclaim, to the order of                                          (the “Lender”) on the Maturity Date, as defined in the Loan Agreement (as defined below), at the office of the Administrative Agent, in lawful money of the United States of America and in immediately available funds, the principal amount of                                          Dollars (U.S. $            ) or, if less, the aggregate unpaid principal amount of the Loan made by the Lender to the undersigned pursuant to the Loan Agreement that is then due and payable to the Lender pursuant thereto. The undersigned further unconditionally agrees to pay, without setoff or counterclaim, interest in like money at such office from the date hereof until paid in full on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable in accordance with, the Loan Agreement. The Lender is authorized to record the date and amount of the Loan made by the Lender pursuant to the Loan Agreement, the date and amount of each repayment of principal hereof, the date of each continuation pursuant to Section 2.01(e) of the Loan Agreement and the principal amount subject thereto and the interest rate and interest period in respect thereto on the schedules annexed hereto and made a part hereof or on any other record customarily maintained by the Lender with respect to this Maturity “B” Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Loan Agreement.

This Maturity “B” Note is one of the Maturity “B” Notes referred to in the Senior Unsecured Maturity Loan “B” Agreement, dated as of [•], among the Borrower, the Guarantors, the several Lenders party thereto, HSBC Securities (USA) Inc., as Sole Structuring Agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Bookrunners, and ING Capital LLC as Administrative Agent (as the same may from time to time be amended, supplemented or otherwise modified, the “Loan Agreement”; terms defined therein being used herein as so defined), and is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Upon the occurrence of anyone or more of the Events of Default specified in the Loan Agreement, all amounts remaining unpaid on this Maturity “B” Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

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The Borrower agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by the Lender in connection with the enforcement of and/or preservation of any rights under the Loan Agreement, the other Transaction Documents and this Maturity “B” Note (whether through negotiations, legal proceedings or otherwise), including the reasonable fees and reasonable and documented out-of-pocket expenses of special Dutch, Mexican, and New York counsel to the Lender.

Each Credit Party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Maturity “B” Note and the Loan Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court located in the Borough of Manhattan in New York City and any appellate court thereof, to the jurisdiction of any competent court in the place of its corporate domicile and any appellate courts thereof, and consents that any such suit, action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each Credit Party hereby irrevocably agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon CT Corporation System having offices on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, U.S.A. (the “Process Agent”), and each Credit Party hereby irrevocably appoints the Process Agent as its authorized agent to accept such service of any and all such writs, process and summonses, designates such domicile as the conventional domicile to receive notices and agrees that the failure of the Process Agent to give any notice of any such service of process to each Credit Party shall not impair or affect the validity of such service or of any judgment based thereon.

The obligations of the Borrower hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of Dollars payable hereunder and the Borrower shall be obligated to indemnify the Lender (and the Lender shall have an additional legal claim) for any difference between such full amount and the amount effectively received by the Lender pursuant to any such tender or recovery. The Lender’s determination of amounts effectively received by it shall be presumptively correct in the absence of manifest error.

To the extent that the· Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Maturity “B” Note and the other Transaction Documents. The foregoing waiver and consent are intended to be effective to the fullest extent now or hereafter permitted by applicable law of any 3 jurisdiction in which any suit, action or proceeding with respect to this Maturity “B” Note may be commenced.

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THIS MATURITY “B” NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. NEW SUNWARD HOLDING B.V.

NEW SUNWARD HOLDINGS B.V.

By:
Title:

Guaranteed:

CEMEX, S.A.B. de C.V., in its capacity as Guarantor Under Article IX of the Loan Agreement

By:
Title:

Guaranteed:

CEMEX MÉXICO, S.A. de C.V., in its capacity as Guarantor Under Article IX of the Loan Agreement

By:
Title:

3

Schedule 1 to Maturity “B” Note

LOANS

Date	Amount of Loan	Interest Period and Interest Rate Applicable Thereto	Amount of Principal Repaid	Notation Made By

1

EXECUTION VERSION

EXHIBIT B

FORM OF NOTICE OF CONTINUATION

ING Capital LLC,

as Administrative Agent

[    ]

[    ]

[    ]

Ladies and Gentlemen:

The undersigned, New Sunward Holding, B.V. (the “Borrower”), refers to the Senior Unsecured Maturity Loan “B” Agreement, dated as of June 2, 2008, among the Borrower, CEMEX, S.A.B. de C.V., as Guarantor, CEMEX Mexico, S.A. de C.V., as Guarantor, the Lenders party thereto, ING Capital LLC, as Administrative Agent, HSBC Securities (USA) Inc., as Sole Structuring Agent, and HSBC Securities (USA) Inc., Banco Santander, S.A. and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Lead Bookrunners (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), and hereby gives you notice, irrevocably, pursuant to Section 2.01(e) of the Loan Agreement, that the undersigned hereby requests to continue the borrowing of the Loans referred to below. In regard to that request, the undersigned sets forth below the information relating to such continuation (the “Proposed Continuation”) as required by Section 2.01(e) of the Loan Agreement:

(i) The Proposed Continuation relates to the borrowing of the Loans originally made on [•],200[• ] (the “Outstanding Borrowing”) in the principal amount of [•] and currently maintained as a borrowing of Loans with an Interest Period ending on [                    ].

(ii) The Business Day of the Proposed Continuation is [•].1

(iii) The Outstanding Borrowing shall be continued as a borrowing of Loans with an Interest Period of [                    ].

[1]

Shall be a Business Day at least three Business Days after the date hereof; provided, that such notice shall be deemed to have been given on a certain day only if given before 10:00 a.m. (New York City time) on such day.

1

Very truly yours,

NEW SUNWARD HOLDING, B.V.

By:
Name:
Title:

2

EXECUTION VERSION

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”), dated                     , is entered into by and between                     (the “Assignor”) and                     (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Unsecured Maturity Loan “B” Agreement, dated as of [.], among New Sunward Holding B.V., as Borrower (the “Borrower”), the other Credit Parties party thereto, as Guarantors, the Lenders party thereto, ING Capital LLC, as Administrative Agent, HSBC Securities (USA) Inc., as Sole Structuring Agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Bookrunners (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date set forth below, and established in accordance with Section 13.06 of the Loan Agreement (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the Loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold arid assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3

3.	Borrower:	New Sunward Holding B.V.

4.	Administrative Agent:	lNG Capital LLC

Aggregate Amount of Assignor’s Outstanding Loan	Amount of Loan Assigned	Proportionate Share Assigned
$	$	$

Effective Date:

[SIGNATURE PAGE FOLLOWS]

4

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME]

By:
Name:
Title:

ASSIGNEE

[NAME]

By:
Name:
Title:

Address for Notices:

Accepted:

ING Capital LLC,
as Administrative Agent

By:
Name:
Title:

[NEW SUNWARD HOLDING, B.V., the Borrower

By:
Name:
Title: ]

5

[CEMEX, S.A.B. de C.V.,
the Parent

By:
Name:
Title: ]

6

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents, (iii) the financial condition of the Borrower, the other Credit Parties, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of the Loan Agreement or any other Transaction Document or (iv) the performance or observance by the Borrowers, the other Credit Parties, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Agreement or any other Transaction Document and (c) notwithstanding being released from all obligations under the Loan Agreement, will make arrangements such that a replacement Dutch “B” Note is issued to the Assignee at the expense of the Assignee.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender and perform the obligations of a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform all of the obligations of the Transaction Documents, which by their terms are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take

7

such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) for the account of [the Assignor for amounts which have accrued prior to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date] [the Assignee].

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment, shall have the rights and obligations of a Lender thereunder and under the other Transaction Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Transaction Documents.

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed and enforced in all respects in accordance with the laws of the State of New York.

8

December 31, 2008

Exhibit D

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE CREDIT PARTIES

December 31, 2008

To the Administrative Agent and the

Banks listed on Schedule I hereto

Re: New Sunward Holding B.V. Senior Unsecured Maturity Loan “B” Agreement2

Ladies and Gentlemen:

We have acted as special New York counsel to New Sunward Holding B.V., a private company with limited liability formed under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands (the “Borrower”), CEMEX, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (the “Parent”), and CEMEX México, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of the United Mexican States (“CEMEX México” and, together with the Parent, each, a “Guarantor,” and collectively, the “Guarantors”), in connection with the preparation, execution and delivery of the Senior Unsecured Maturity Loan “B” Agreement, dated as of the date hereof (the “Loan Agreement”), by and among the Borrower, each Guarantor, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, Caja de Madrid – Miami Agency and ING Bank, N.V. acting through its Curacao branch, each as mandated lead arranger, ING Capital LLC, as administrative agent, and the several Lenders party thereto and certain other agreements, instruments and documents related to the Loan Agreement. This opinion is being delivered pursuant to Section 4.02(a) of the Loan Agreement. For purposes of this opinion, the Borrower and the Guarantors are also referred to individually as a “Credit Party” and collectively as the “Credit Parties.”

[2]	SASMF will deliver this opinion at conversion

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) the Loan Agreement;

(b) the form of Maturity “B” Note attached as Exhibit A to the Loan Agreement (the “Maturity “B” Notes”);

(c) the certificates of Humberto Francisco Lozano Vargas, Corporate Financing Director of the Parent and principal financial officer of CEMEX México and the Borrower, attached as Exhibit A hereto, and Lic. Ramiro G. Villarreal Morales, General Counsel to each Credit Party, attached as Exhibit B hereto; and

(d) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Credit Parties and their officers and other representatives and of public officials, including the facts and conclusions set forth therein.

We do not express any opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations T, U and X of the Federal Reserve Board), and (iii) solely, for purposes of our opinion in paragraph 7 herein, the Investment Company Act of 1940, as amended. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we do not express any opinion as to the effect of such laws or as to the effect thereof on the opinions herein stated.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Loan Agreement. The Loan Agreement and the form of Maturity “B” Note attached as Exhibit A to the Loan Agreement shall hereinafter be referred to collectively as the “Transaction Agreements.” “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements (other than the United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority), without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or

2

registration with, any governmental authority pursuant to the Applicable Laws of the State of New York. “Applicable Orders” means those orders or decrees of governmental authorities identified in the certificate attached as Exhibit B hereto. “Applicable Contracts” mean those agreements or instruments listed on Schedule II hereto. “Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof).

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Loan Agreement constitutes the valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms under the Applicable Laws of the State of New York.

2. The Maturity “B” Notes will constitute the valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms under the laws of the State of New York.

3. The execution and delivery by each Credit Party of each Transaction Agreement to which it is a party and the performance by the Credit Parties of their respective obligations thereunder, each in accordance with its terms, do not (i) constitute a violation of, or a default under, any Applicable Contracts or (ii) cause the creation of any security interest upon any property of the Credit Parties pursuant to the Applicable Contracts. We do not express any opinion, however, as to whether the execution, delivery or performance by the Credit Parties of the Transaction Agreements will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the respective Credit Parties. We call to your attention that certain of the Applicable Contracts are governed by laws other than those as to which we express our opinion. We do not express any opinion as to the effect of such other laws on the opinions herein stated.

4. Neither the execution, delivery or performance by each Credit Party of the Transaction Agreements to which such Credit Party is a party nor the compliance by such Credit Party with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.

5. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any Transaction Agreement by each Credit Party party thereto or the enforceability of any Transaction Agreement against any Credit Party party thereto.

6. Neither the execution, delivery nor performance by each Credit Party of its respective obligations under the Transaction Agreements to which it is a party nor compliance by such Credit Party with the terms thereof will contravene any Applicable Order to which such Credit Party is subject.

3

7. Each Credit Party is not, and solely after giving effect to the loans made pursuant to the Transaction Agreements will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Our opinions are subject to the following assumptions and qualifications:

(a) The Maturity “B” Notes will be executed in the form attached as Exhibit A to the Loan Agreement;

(b) enforcement may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or other laws, regulations and administrative orders affecting the rights of creditors of the Credit Parties and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(c) we have assumed that each Transaction Agreement constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Credit Parties to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;

(d) we do not express any opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Credit Parties to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of any party (other than the Credit Parties to the extent expressly set forth herein);

(e) our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights;

(f) we do not express any opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

(g) we do not express any opinion with respect to any provision of the Loan Agreement to the extent it authorizes or permits any purchaser of a participation interest or any branch or agency of any Lender to set-off or apply any deposit, property or indebtedness or the effect thereof on the opinions contained herein;

(h) we do not express any opinion on the enforceability of any provision in the Transaction Agreements purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreements to the extent such restriction on assignability is ineffective pursuant to the Uniform Commercial Code;

4

(i) in the case of the guaranty contained in Article IX of the Loan Agreement (the “Guaranty”), certain of the provisions, including waivers, with respect to the Guaranty are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the guaranty, taken as a whole;

(j) we do not express any opinion as to the enforceability of Section 9.03(b) of the Loan Agreement to the extent that the same provides that the obligations of the Guarantors are absolute and unconditional irrespective of the invalidity or enforceability of such Loan Agreement against the Guarantor, but the existence of such provisions does not affect the validity of the guaranty;

(k) with respect to the enforceability of all obligations under the Transaction Agreements, we note that a U.S. federal court would award a judgment only in U.S. dollars and that a judgment of a court in the State of New York rendered in a currency other than the U.S. dollar would be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of such judgment; further, we do not express any opinion as to the enforceability of the provisions of the Transaction Agreements providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under the Transaction Agreements from a court judgment in a currency other than the U.S. dollar;

(l) we do not express any opinion as to the enforceability of any section of the Transaction Agreements to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;

(m) we have assumed that all conditions precedent contained in Article IV of the Loan Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Administrative Agent or the satisfaction of which is otherwise in the discretion or control of the Administrative Agent have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived;

(n) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(o) in rendering the opinions expressed above we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern

5

the Transaction Agreements, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under any Transaction Agreement is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(p) we call to your attention that federal courts of the United States of America located in New York could decline to hear a case on grounds of forum non-conveniens or any other doctrine limiting the availability of such courts in New York as a forum for the resolution of disputes not having a sufficient nexus to New York, irrespective of any agreement between the parties;

(q) we do not express any opinions as to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Transaction Agreements; and

(r) in rendering the opinions expressed above, we note that the various obligations of the Credit Parties in respect of the Transaction Agreements implicate the laws of Mexico and The Netherlands and, accordingly, such obligations may be affected by such laws, as to which we do not express any opinion.

In rendering the foregoing opinions, we have assumed, with your consent, that:

(a) the Borrower is validly existing and in good standing as a private company with limited liability under the laws of The Netherlands; the Parent is validly existing and in good standing as a sociedad anónima bursátil de capital variable under the laws of the United Mexican States; and CEMEX México is validly existing and in good standing as a sociedad anónima de capital variable under the laws of the United Mexican States;

(b) each Credit Party has the power and authority to execute, deliver and perform all obligations under each Transaction Agreement to which it is a party, and the execution and delivery of each Transaction Agreement to which it is a party and the consummation by such Credit Party of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Credit Party; each Transaction Agreement has been duly executed and delivered by each Credit Party party thereto;

(c) the execution, delivery and performance by each Credit Party of any such Credit Party’s obligations under the Transaction Agreements to which such Credit Party is a party do not and will not conflict with, contravene, violate or constitute a default under (i) the organizational documents of such Credit Party, (ii) any lease, indenture, instrument or other agreement to which such Credit Party or such Credit Party’s property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 3 herein), (iii) any rule, law or regulation to which such Credit Party is subject (other than Applicable Laws of the State of New York and Applicable Laws of the United States of America as to which we express our opinion in paragraph 4 herein) or (iv) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 6 herein); and

6

(d) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 5 herein) is required to authorize or is required in connection with the execution and delivery by or enforceability against each Credit Party of any Transaction Agreement to which such Credit Party is a party or the transactions contemplated thereby.

We understand that you are separately receiving opinions, with respect to certain of the foregoing assumptions from Lic. Ramiro G. Villarreal, General Counsel of each Credit Party, and Warendorf, special Dutch counsel to the Borrower, and we are advised that such opinions contain qualifications. Our opinions herein stated are based on the assumptions specified above and we do not express any opinion as to the effect on the opinions herein stated of the qualifications contained in such other opinions.

This opinion is being furnished only to you in connection with the Transaction Agreements and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent; provided that (i) Lic. Ramiro G. Villarreal and Warendorf may rely upon this opinion as to matters of the laws of the State of New York and of the United States of America and in rendering their opinions in connection with the Loan Agreement and (ii) any Person who becomes a Lender under Section 13.06(b) of the Loan Agreement after the date hereof may rely on this opinion as if it were originally addressed to such Lender and delivered on the date hereof. We do not assume any obligation to revise or supplement this opinion letter should any factual matters change or other transactions occur or should any laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

7

December 31, 2008

Schedule I to the

Opinion of Special Counsel

HSBC Securities (USA) Inc., as Sole Structuring Agent, Joint Lead Arranger and Joint Bookrunner

Banco Santander, S.A., as Joint Lead Arranger, Joint Bookrunner and Lender

The Royal Bank of Scotland Plc, as Joint Lead Arranger, Joint Bookrunner and Lender

Caja de Madrid – Miami Agency, as Mandated Lead Arranger and Lender

ING Bank, N.V. acting through its Curacao branch, as Mandated Lead Arranger and Lender

HSBC Mexico, S.A., Institución de Banca Multiple, Grupo Financiero HSBC, acting through its Grand Cayman branch, as Lender

ING Capital LLC, as Administrative Agent

Sched. I-1

December 31, 2008

Schedule II to the

Opinion of Special Counsel

Applicable Contracts

(1)	Indenture, dated as of October 1, 1999, among CEMEX, S.A.B. de C.V. (formerly, CEMEX, S.A. de C.V., “CEMEX”), as issuer, CEMEX México, S.A. de C.V. (formerly, Serto Construcciones, S.A. de C.V. and successor guarantor to TOLMEX, S.A. de C.V., Cemento Portland Nacional, S.A. de C.V., and Cementos Mexicanos, S.A. de C.V., (“CEMEX México”) and Empresas Tolteca de México, S.A. de C.V. (“Empresas Tolteca”), as guarantors, and U.S. Bank Trust National Association, as trustee, relating to U.S.$200,000,000 original aggregate principal amount of 9.625% Notes due 2009 of CEMEX, as amended by the First Supplemental Indenture, dated as of April 17, 2002, the Second Supplemental Indenture, dated as of October 4, 2004, and the Third Supplemental Indenture, dated as of October 20, 2006.

(2)	Credit Agreement, dated as of May 31, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, the several lenders party thereto, Barclays Bank PLC, New York Branch, as administrative agent, Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint lead arranger and joint bookrunner, and Citigroup Global Markets Inc., as documentation agent, joint lead arranger and joint bookrunner, for an aggregate principal amount of U.S.$1,200,000,000, as amended by Amendment No. 1 thereto, dated as of June 19, 2006, the Amendment and Waiver Agreement, dated as of November 30, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, the Limited Waiver Agreement, dated as of November 30, 2007 and the Fourth Amendment to Credit Agreement, dated as of December 31, 2008.

(3)	Amended and Restated Credit Agreement, dated as of June 6, 2005, by and among CEMEX, as borrower, CEMEX México and Empresas Tolteca, as guarantors, Barclays Bank PLC, New York Branch, as issuing bank and documentation agent, ING Bank N.V., as issuing bank, the several lenders party thereto, and Barclays Capital, The Investment Banking Division of Barclays Bank PLC, as joint bookrunner, Citigroup Global Markets Inc., as joint bookrunner and syndication agent, and ING Capital LLC, as joint bookrunner and administrative agent, for an aggregate principal amount of U.S.$700,000,000, as amended by Amendment No. 1 thereto, dated as of June 21, 2006, the Amendment and Waiver Agreement, dated as of December 1, 2006, the Third Amendment to Credit Agreement, dated as of May 9, 2007, the Waiver Agreement, dated as of November 30, 2007 and the Fourth Amendment to Credit Agreement, dated as December 31, 2008.

Sched. II-1

(4)	Amended and Restated Facilities Agreement*, dated as of December 31, 2008 for New Sunward Holding B.V. (“NSH”) as borrower, CEMEX, CEMEX México and Empresas Tolteca as guarantors and Citibank, N.A. as agent.

(5)	Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $900,000,000 Callable Perpetual Dual-Currency Notes.

(6)	Note Indenture, dated as of December 18, 2006, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $350,000,000 Callable Perpetual Dual-Currency Notes.

(7)	Note Indenture, dated as of February 12, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of U.S. $750,000,000 Callable Perpetual Dual-Currency Notes.

(8)	Note Indenture, dated as of May 9, 2007, among New Sunward Holding Financial Ventures B.V. and CEMEX, CEMEX México and NSH with respect to the issuance of €730,000,000 Callable Perpetual Dual-Currency Notes.

(9)	Credit Agreement, dated as of June 25, 2008, by and among CEMEX, CEMEX México and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch for an aggregate principal amount of U.S. $500,000,000, as amended by the First Amendment, dated as of December 31, 2008.

*	The Facilities Agreement referred to in Item 4 is governed by English law.

2

December 31, 2008

Exhibit A to the

Opinion of Special Counsel

[ATTACHED SEPARATELY]

A-1

December 31, 2008

Exhibit B to the

Opinion of Special Counsel

[ATTACHED SEPARATELY]

B-1

Exhibit E

FORM OF OPINION OF IN-HOUSE COUNSEL TO THE CREDIT PARTIES

December 31, 2008

To the Lenders listed on Schedule I hereto

Re:	New Sunward Holding B.V. Senior Unsecured Maturity Loan “B” Agreement

Ladies and Gentlemen:

I am General Counsel for CEMEX, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing pursuant to the laws of the United Mexican States (“Mexico”), (the “Parent”), CEMEX México, S.A. de C.V., a sociedad anónima de capital variable organized and existing pursuant to the laws of Mexico (“CEMEX Mexico,” and together with the Parent, the “Guarantors”), and New Sunward Holding B.V., a private company with limited liability formed under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands (the “Borrower,” and together with the Guarantors, the “Credit Parties”). This opinion is rendered to you pursuant to Section 4.01(b) of the Senior Unsecured Maturity Loan “B” Agreement (the “Loan Agreement”), dated as of the date hereof, by and among the Borrower, each Guarantor, HSBC Securities (USA) Inc., as sole structuring agent, HSBC Securities (USA) Inc., Banco Santander, S.A., and The Royal Bank of Scotland Plc, each as joint lead arranger and joint bookrunner, ING Capital LLC, as administrative agent, and the several lenders party thereto. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

In connection with the opinions expressed in this letter, I have examined and relied on originals or copies of the Loan Agreement and the form of Maturity “B” Note attached thereto as Exhibit A (the Loan Agreement together with the form of Maturity “B” Notes, the “Loan Documents”).

In addition, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such document, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

In rendering this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto (other than the Guarantors) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties (other than the Guarantors) of such documents and the validity and binding effect thereof on such parties. I have also assumed that each of the parties (other than the Guarantors) to the Loan Documents (as defined herein) has been duly organized and is validly existing in good standing, and has requisite legal status and legal capacity, under the laws of its jurisdiction of organization and that each of such parties has complied and will comply with all aspects of the laws of all relevant jurisdictions (including the laws of its jurisdiction of organization) in connection with the transactions contemplated by, and the performance of its obligations under, the Loan Documents, other than the laws of Mexico.

The opinions set forth below relate only to the laws and regulations of Mexico in force as of the date hereof. Insofar as the opinions expressed below relate to matters that are governed by laws and regulations other than the laws of Mexico, I have assumed the correctness of, and have not made independent examination of such matters. Upon the basis of, and subject to, the foregoing qualifications and the limitations set forth herein, I am of the opinion that:

1. The Parent has been duly incorporated and is validly existing as a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) under the laws of Mexico and CEMEX Mexico has been duly incorporated and is validly existing as a stock corporation with variable capital (sociedad anónima de capital variable) under the laws of Mexico; and each Guarantor has all powers and all governmental licenses, permits and other approvals (except for such licenses, permits and approvals the absence of which will not have a Material Adverse Effect) to own its assets and carry on its business as now conducted and as proposed to be conducted.

2. Each Guarantor has full power, authority and legal right to execute and deliver the Transaction Documents and to perform and observe the terms and provisions thereof.

3. The Transaction Documents have been duly authorized, executed and delivered by each Guarantor, and, assuming due execution and delivery thereof by the other parties thereto, constitute valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms.

4. The execution, delivery and performance by each Guarantor of the Transaction Documents to which it is a party is permitted under its by-laws (estatutos sociales) and has been duly authorized by all necessary action and the execution, delivery and performance by each Guarantor of the Transaction Documents does not and will not (i) violate the provisions of any applicable law, decree or regulation of Mexico (or of any political subdivision thereof) or any order of any court, regulatory body or arbitral tribunal or of their respective estatutos sociales or other governing documents of the Guarantors or (ii) result in the breach of, or constitute a default under, or require any consent under, or result in or require the imposition of any lien on any of their respective present or future revenues or properties under, any agreement, instrument or other document to which either Guarantor is a party or by which either Guarantor or any of their respective assets may be bound or affected, except, in the case of (ii), any breach or default the occurrence of which, or any consent the failure of which to be obtained, or any lien the imposition of which, individually or in the aggregate would not have a Material Adverse Effect.

5. No consents, approvals, licenses or authorizations of, or filings or registrations with, any governmental body or regulatory or supervisory authority or agency (including without limitation any foreign exchange approvals or licenses relating to the repayment, purchase, sales or transfer out of Mexico of United States dollars immediately available at the place of payment) are required under applicable law, decree or regulations for the execution, delivery or performance by each Guarantor of the Transaction Documents.

6. The Transaction Documents to which each Guarantor is a party are in proper legal form under the laws of Mexico for the enforcement thereof against the Guarantors, as applicable, in Mexico, and there are no fees that should be paid, and no registration, notarization or other formalities required to be accomplished, for the validity, admissibility and enforceability of such Transaction Documents (other than those requirements listed in qualification (d) below).

7. Each individual named in the incumbency certificate of each Guarantor has sufficient power and authority to execute and deliver each Transaction Document on behalf of such Guarantor and his authority has not been revoked or limited in any manner.

8. Any suit, action or proceeding with respect to the Transaction Documents may be brought against each Guarantor, as applicable, in any court of Mexico specified in such documents.

9. Each Guarantor is subject to commercial law with respect to its obligations under the Transaction Documents, and the execution, delivery and performance by each Guarantor of the Transaction Documents constitute private and commercial acts rather than public or governmental acts; and neither of the Guarantors nor any of their respective properties are entitled to any right of immunity from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution with respect to each Guarantor’s respective obligations under the Loan Documents.

10. Each Guarantor’s submission to the jurisdiction of the United States District Court for the Southern District of New York and any New York State court located in the Borough of Manhattan in New York City (collectively, the “New York Courts”) and to the jurisdiction of the courts of its corporate domicile in respect of actions initiated against it provided for in Section 13.11 of the Loan Agreement is valid and enforceable under the laws of Mexico.

11. The appointment of the Process Agent as each Guarantor’s agent for service of process in New York is irrevocable and has been duly authorized, executed and delivered, and is a valid and binding appointment, and service of process made on the Process Agent at its domicile set forth in the Transaction Document pursuant thereto will constitute personal service upon each Guarantor, as applicable, under Mexican law.

12. The choice of New York law to govern each Transaction Document is, under the laws of Mexico, a valid and effective choice of law.

13. To the best of my knowledge, except for those matters previously disclosed to you in Schedule 5.06 to the Loan Agreement, there is no action, suit or proceeding at law, or in equity or by or before any court, governmental agency or authority or arbitral tribunal now pending or threatened against or affecting either Guarantor or any assets of either Guarantor, which, if adversely determined, would materially and adversely affect the business, consolidated results of operations or consolidated financial condition of such Guarantor, or would impair its ability to perform, or affect the validity or enforceability of, its respective obligations under the Transaction Documents.

14. The obligations of each Guarantor under the Loan Agreement and the Notes rank at least pari passu with the claims of all other unsecured creditors (other than those preferred by law).

15. It is not necessary under the laws of Mexico: (i) to enable the Lenders to enforce their respective rights under the Transaction Documents or (ii) by reason of the execution or delivery of the Transaction Document or the enforcement thereof, that the Lenders be licensed, qualified or entitled to carry on business in Mexico.

16. None of the Lenders, the Administrative Agent, the Structuring Agent nor any Joint Lead Arranger will be deemed resident, domiciled or, carrying on business in Mexico solely by reason of the execution, delivery, performance or enforcement of the Loan Agreement or any other Transaction Document.

17. There is no tax, levy, stamp duty, impost deduction, charge or withholding imposed by Mexico or any political subdivision thereof (i) on or by virtue of the execution, delivery, performance, enforcement or admissibility into evidence of any of the Transaction Documents or (ii) on any payment made by either Guarantors pursuant to any of the Transaction Documents, except that a withholding tax will be imposed by Mexico on payments of interest made by a Guarantor to a non-resident of Mexico for tax purposes. The Guarantors are permitted to pay additional sums under Section 3.01 of the Loan Agreement.

18. A final judgment obtained in a New York Court against either Guarantor and such Guarantor’s respective assets situated in Mexico would be recognized and enforced by the courts of Mexico, and execution against such assets to satisfy a judgment could be obtained in Mexico, without re-examination of the issues pursuant to Articles 569 and 571 of the Mexican Federal Code of Civil Procedure and Article 1347A of the Mexican Commerce Code, which provide, inter alia, that any judgment rendered outside of Mexico may be enforced by Mexican Courts, provided that:

(i)	such judgment is obtained in compliance with (a) all legal requirements of the jurisdiction of the court rendering such judgment, (b) all legal requirements of the Loan Agreement, and (c) formalities established pursuant to applicable international treaties;

(ii)	such judgment is not rendered in a real action (acción real);

(iii)	such judgment is final, non-appealable and authenticated by the appropriate governmental authorities, and is strictly for the payment of a certain sum of money, provided that, under Mexican Monetary Law, payments that should be made in Mexico in foreign currency, whether by agreement or upon a judgment of a Mexican Court, may be discharged in Mexican currency at a rate of exchange for such currency prevailing at the time of payment;

(iv)	the court rendering such judgment is competent to render such judgment in accordance with applicable rules under international law, and such rules are compatible with the rules adopted under the Mexican Code of Commerce;

(v)	service of process was made personally on each Guarantor, as applicable, or on the Process Agent, as applicable;

(vi)	such judgment does not contravene Mexican public policy or laws;

(vii)	the applicable procedure under the laws of Mexico with respect to the enforcement for foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

(viii)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction; and

(ix)	the cause of action in connection with which such judgment is rendered is not the same cause of action between the same parties that is pending before a Mexican court.

19. No foreign exchange controls are currently in effect in Mexico and no foreign exchange control authorizations by any governmental authority in Mexico are currently required for the execution, delivery and performance of any Loan Document and the transactions contemplated thereby.

This opinion is subject to the following qualifications:

a. Enforcement of the Transaction Documents may be limited by concurso mercantil, bankruptcy, insolvency, reorganization, moratorium and other similar laws or general principles of equity affecting the rights of creditors generally;

b. Labor claims, claims of tax authorities for unpaid taxes, social security quotas, worker’s housing fund quotas, retirement fund quotas, as well as claims from secured or privileged creditors, will have priority over claims of the Lenders;

c. In the event that proceedings are brought in Mexico seeking performance of the obligations of the Guarantors in Mexico, pursuant to the Mexican Monetary Law, the Guarantors may discharge their obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange prevailing in Mexico on the date when payment is made;

d. In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a court-approved translator would have to be approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

e. Provisions of the Loan Documents granting discretionary authority to the Lenders cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirements from a competent authority to produce satisfactory evidence as to the basis of any determination; in addition, under Mexican law, each Guarantor will have the right to contest in court any notice or certificate of the Lenders purporting to be conclusive and binding;

f. Claims may become barred under the statutes of limitation, which are not waivable under Mexican law, or may become subject to defenses or set-off or counterclaim;

g. A Mexican court may stay proceedings held in such court if concurrent proceedings are being held elsewhere;

h. Under the laws of Mexico, the obligations of a guarantor are not independent from, and may not exceed, the obligations of the main obligor;

i. With respect to the provisions contained in the Loan Agreement in connection with service of process, it should be noted that service of process by mail does not constitute personal service of process under Mexican law and, since such service is considered to be a basic procedural requirement, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such process would not be enforced by the courts of Mexico; and

j. We note that an obligation to pay interest on interest may not be enforceable in Mexico.

I have no reason to believe, nor do I believe, that any obligation under the Loan Agreement would violate or contravene Mexican public policy or laws or international treaties binding in Mexico.

I express no opinion in connection with Section 13.14 (Judgment Currency) of the Loan Agreement.

This opinion is furnished only to you in connection with the Transaction Documents and is solely for your benefit. Without my prior written consent, this opinion may not be used or relied upon by, or assigned to, any other person for any purpose, except that (i) Skadden, Arps, Slate, Meagher and Flom, LLP may rely upon this opinion as to matters of the laws of Mexico in rendering their opinion pursuant to Section 4.02(a) of the Loan Agreement and (ii) any Person who becomes a Lender under Section 13.06(b) of the Loan Agreement after the date hereof may rely on this opinion as if it were originally addressed to such Lender and delivered on the date hereof. We do not assume any obligation to revise or supplement this opinion should any factual matters change or other transactions occur or should any laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

Very truly yours,

Ramiro G. Villarreal Morales
General Counsel

Schedule I

List of Lenders

1.	HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, acting through its Grand Cayman Branch.

2.	Banco Santander, S.A.

3.	The Royal Bank of Scotland, PLC.

4.	ING Bank N.V., acting through its Curacao Branch.

5.	Caja de Ahorros y Monte de Piedad de Madrid - Miami Agency.

Schedule I to

In-House Opinion (ML “B”)

HSBC Securities (USA) Inc., as Sole Structuring Agent, Joint Lead Arranger and Joint Bookrunner

Banco Santander, S.A., as Joint Lead Arranger, Joint Bookrunner and Lender

The Royal Bank of Scotland PIc, as Joint Lead Arranger, Joint Bookrunner and Lender

Caja de Madrid - Miami Agency, as Mandated Lead Arranger and Lender

ING Bank, N. V. acting through its Curacao branch, as Mandated Lead Arranger and Lender

HSBC Mexico, S.A., Instituci6n de Banca Multiple, Grupo Financiero HSBC, acting through its Grand Cayman branch, as Lender

ING Capital LLC, as Administrative Agent

Exhibit F

FORM OF OPINION OF DUTCH OPINION TO THE CREDIT PARTIES

To ING Capital LLC, as Administrative Agent and

the Lenders listed on Schedule 1 hereto

Date	[ ] December 2008
Our ref.	08A C 101684
Subject	New Sunward Holding B.V./ Senior Unsecured Maturity Loan “B” Agreement

Dear Sirs,

We have acted as special Dutch counsel to New Sunward Holding B.V. (the “Company”) in connection with a Senior Unsecured Maturity Loan “B” Agreement, dated as of the date hereof (the “Maturity Loan “B” Agreement”), by and among the Company, as Borrower, CEMEX S.A.B. de C.V. and CEMEX México, S.A. de C.V., as Guarantors, HSBC Securities (USA) Inc., as Sole Structuring Agent, HSBC Securities (USA) Inc., Banco Santander, S.A. and The Royal Bank of Scotland PLC, as Joint Lead Arrangers and Joint Bookrunners, ING Capital LLC, as Administrative Agent, and the several lenders party thereto and certain other agreements, instruments and documents related to the Maturity Loan “B” Agreement.

For purposes of this opinion, we have examined and relied on the documents listed in Schedule 2 and Schedule 3, which shall form part of this opinion. The documents listed in Schedule 2 are referred to as the “Documents” and the documents listed in Schedule 3 as the “Certificates.”

Unless otherwise defined in this opinion or unless the context otherwise requires, words and expressions defined in the Maturity Loan “B” Agreement shall have the same meanings when used in this opinion. We understand that you require this opinion from us pursuant to Section 4.02 (c) of the Maturity Loan “B” Agreement.

In connection with such examination and in giving this opinion, we have assumed:

(a)	the genuineness of the signatures to the Documents and the Certificates, the authenticity and completeness of the Documents and the Certificates submitted to us as originals, the conformity to the original documents of the Documents and the Certificates submitted to us as copies and the authenticity and completeness of these original documents;

(b)	the legal capacity (handelingsbekwaamheid) of the natural persons acting on behalf of the parties, the due incorporation and valid existence of, the power and authority of, and the due authorisation and execution of the Documents and the power of attorney referred to in Schedule 3 paragraph c) by each of the parties thereto (other than the Company) under any applicable law (other than Dutch law);

(c)	the validity, binding effect and enforceability of the Documents and the power of attorney referred to in Schedule 3 under the law of the State of New York;

(d)	the accuracy, completeness, validity and binding effect of the Certificates (with the exception of the Articles) and the matters certified or evidenced thereby at the date hereof and any other relevant date; and

(e)	for the duration of the Maturity Loan “B” Agreement the Company, under the Maturity Loan “B” Agreement, borrows exclusively from Lenders that qualify as professional market parties (professionele marktpartijen) within the meaning of the Financial Markets Supervision Act 2007 (Wet op het financieel toezicht 2007) (in reliance upon a letter dated 15 December 2006 issued by the Dutch Central Bank (De Nederlandsche Bank N.V.) this requirement can be considered satisfied if the amount borrowed by the Company from each existing or future Lender under the Maturity Loan “B” Agreement individually is not less than EUR 50,000 or its equivalent in any other currency).

This opinion is given only with respect to Dutch law as generally interpreted and applied by the Dutch courts at the date of this opinion. As to matters of fact we have relied on the Certificates and the representations and warranties contained in or made pursuant to the Documents and the Certificates. We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Documents, matters of fact, matters of foreign law, international law, including, without limitation, the law of the European Union, and tax, anti-trust and competition law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based on and subject to the foregoing, and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1.	The Company is duly incorporated and is validly existing under Dutch law as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and possesses the capacity to sue and to be sued in its own name.

2.

The Extract does not reveal that the Company has been dissolved (ontbonden) or has been declared bankrupt (failliet verklaard) or that it has been granted a (provisional) suspension of payment ((voorlopige) surséance van betaling verleend) or any order for

4

the administration of the assets of the Company has been made (onder bewind gesteld), which has also been confirmed to us by telephone on the time and date hereof by the Court registry of the Civil Law Section (sector civiel recht) of the Amsterdam District Court and the Central Insolvency Register (Centraal Insolventieregister) (including the section on EU registration) on www.rechtspraak.nl.

3.	The Company has the corporate power and capacity to execute the Documents, to perform its obligations thereunder and to consummate the transactions contemplated therein.

4.	The Company has taken all necessary corporate action to authorise the execution of the Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated therein.

5.	Each of the Documents has been duly executed under applicable law on behalf of the Company by Humberto Lozano Vargas and/or Jaime Armando Chapa Gonzalez and/or Agustin de Jesus Blanco Garza individually and severally as attorney pursuant to the power of attorney referred to in Schedule 3 paragraph c) and constitutes valid and legally binding obligations of the Company enforceable in accordance with its terms and would be so treated in the Dutch courts. Each of those Documents is in proper form for its enforcement in the Dutch courts.

6.	It is not necessary in order to ensure the validity, enforceability or admissibility in evidence of the Documents against the Company in the Dutch courts that those Documents or any other document in connection therewith be filed, registered of recorded with governmental, judicial or public bodies or authorities in The Netherlands or that any other action be taken in The Netherlands.

7.	The execution by the Company of the Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated therein do not conflict with or result in a violation of (i) any provision of the Articles of the Company; (ii) any existing provision of, or rule or regulation under, the law of The Netherlands, applicable to companies generally; or (iii) any judgment or order of any court or arbitrator or governmental or regulatory authority in The Netherlands.

8.	No authorisations, consents, approvals, licences or exemptions from governmental, judicial or public bodies or authorities in The Netherlands are required for the execution of the Documents by the parties thereto, the performance of their respective obligations thereunder and the consummation of the transactions contemplated therein.

9.	The obligations of the Company under the Documents will rank at least pari passu with all the other present or future unsecured and unsubordinated obligations of the Company, except for those obligations that have been accorded preferential rights by law and those obligations that are subject to rights of set-off or counterclaim.

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10.	The choice of the law of the State of New York to govern the Documents is a valid choice of law and the irrevocable submission thereunder by the Company to the non-exclusive jurisdiction of any state or federal court sitting in New York and the waiver of any objection to the venue of a proceeding in any such court, are valid and legally binding on the Company. This choice of law and this submission would be upheld by the Dutch courts.

11.	In proceedings taken in The Netherlands, neither the Company nor any of its assets is immune from legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other legal process).

12.	A final judgment rendered by a state or federal court sitting in New York would not automatically be enforceable in The Netherlands. However, a final judgment obtained in any such court (the “NY Judgment”) that is not rendered by default and which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment obligations of the Company under the Documents would generally be upheld and regarded by a Dutch court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with the NY Judgment, without substantive re-examination or re-litigation of the subject matter thereof, provided, however that the NY Judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due process, its content and enforcement do not conflict with Dutch public policy and has not been rendered in proceedings of a penal or revenue or other public nature.

13.	It is not necessary for the execution, performance or enforcement in The Netherlands of the Documents, that the Lenders be licensed, registered, qualified or otherwise entitled to carry on business in The Netherlands and no Lender is and will be deemed to be resident, domiciled or carrying on business in The Netherlands merely by reason of the execution, performance or enforcement of the Documents, the holding of the Maturity “B” Notes or the making or receipt of any payment under the Documents, including the Maturity “B” Notes.

14.	There are no exchange control restrictions in The Netherlands, that would restrict the ability of a Lender to exercise its rights against the Company under the Documents or to remit the proceeds of enforcement thereof out of The Netherlands.

15.	A judgment rendered by a Dutch court against the Company with respect to its payment obligations under a Document would, if requested, be expressed in the currency in which this money is payable.

16.	No stamp (zegelrechten), registration duties or similar taxes or charges are payable under the laws of The Netherlands in connection with the execution, performance or enforcement of the Maturity Loan “B” Agreement or any of the other Documents, other than court fees in respect of proceedings in the Dutch courts.

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17.	Payments of principal or interest by the Company under the Documents will not be subject to Dutch withholding tax, provided that any such payments do not qualify as and will not be construed as income from shares (opbrengst van aandelen) of the Company, income from profit rights (opbrengst van winstbewijzen) of the Company and income from loans to the Company entered into under such conditions that they in fact function as equity (opbrengst van leningen onder zodanige voorwaarden aangegaan dat deze feitelijk functioneren als eigen vermogen) of the Company, and we have no reason to believe at this time, and do not believe, that any such payments will be considered income from such shares, profit rights and loans.

18.	There are no actions, suits or proceedings pending against the Company before any court in The Netherlands and no steps have been, or are being, taken to compulsorily wind-up the Company and no resolution to voluntarily wind-up the Company has been adopted by its respective members.

19.	The appointment by the Company of CT Corporation Systems as its agent for the purpose described in Section 13.12 of the Maturity Loan “B” Agreement or any other similar provision in any of the Documents is valid, binding and effective. Service of process effected in the manner set forth in Section 13.12 of the Maturity Loan “B” Agreement or any other similar provision in any of the Documents, assuming its validity under the laws of the State of New York, will be effective, insofar as Dutch law is concerned, to confer valid personal jurisdiction over the Company.

The	opinions expressed above are subject to the following qualifications:

(A)	Our opinions expressed herein are subject to and limited by applicable bankruptcy, suspension of payment, insolvency, reorganisation and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)	Delivery of documents is not a concept of Dutch law.

(C)	The enforcement in The Netherlands of the Documents is subject to the Dutch rules of civil procedure as applied by the Dutch courts.

(D)	The availability in the Dutch courts of the remedies of injunction and specific performance is at the discretion of the courts.

(E)	The Dutch courts may stay or refer proceedings if concurrent proceedings are being brought elsewhere.

(F)	The Dutch courts may render judgments for a monetary amount in foreign currencies, but these foreign monetary amounts may be converted into Euros for enforcement purposes. Foreign currency amounts claimed in a Dutch (provisional) suspension of payment or bankruptcy proceeding will be converted into Euros at the rate prevailing at commencement of that proceeding.

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(G)	The choice of the law of the State of New York to govern the Documents would be upheld by the Dutch courts, although under the rules of Dutch private international law (and those of the Convention on the Law Applicable to Contractual Relations of 19 June 1980 (the “Rome Convention”)), (i) effect may be given to the mandatory rules of the law of another country with which the situation has a close connection, if and insofar as, under the law of that other country, those mandatory rules must be applied regardless of the law applicable to the contract (Article 7 of the Rome Convention) or (ii) the application of a term or condition of the Documents or a rule of foreign law applicable thereto under the Rome Convention may be refused if that application is manifestly incompatible with Dutch public policy (Article 16 of the Rome Convention). With the express reservation that we are not qualified to assess the exact meaning and consequences of the respective terms and conditions of the Documents under the law of the State of New York, on the face of those Documents, we are not aware of any condition therein that is likely to give rise to situations (i)where the mandatory rules of Dutch law will be applied by the Dutch courts irrespective of the law otherwise applicable to those Documents or (ii) that appear to be prima facie manifestly incompatible with Dutch public policy.

(H)	The obligations of the Company under the Documents may be contested by it or by its receiver in bankruptcy on the basis of Section 2:7 of The Netherlands Civil Code, if both (a) the execution and performance of the Documents cannot serve the attainment of the objects as expressed in the articles of association of the Company (having regard to all relevant circumstances such as, whether the execution and performance of the Documents is in the Company’s corporate interest (vennootschappelijk belang) and whether or not the subsistence of the Company could be jeopardised by the performance of its obligations under the Documents), and (b) the counterparties to the Documents knew or should reasonably have known (without any enquiry) of this fact. However, unless and until the Company has successfully invoked the nullity of the Documents on this basis, the Documents remain valid, binding and enforceable (unless they would be void on other grounds).

As regards (a):

In determining whether the entering into of the transactions contemplated by the Documents is in furtherance of the objects and purposes of a Netherlands company, it is important to consider (x) the text of the objects clause in the articles of association of such Netherlands company, (y) whether such transactions (including the granting of such guarantee or security) are in The Netherlands company’s corporate interest (vennootschappelijk belang) and to its benefit, and (z) whether or not the subsistence of such Netherlands company is jeopardised by such transactions.

The mere fact that a certain transaction (rechtshandeling) is explicitly mentioned in a Netherlands company’s objects clause is not sufficient to determine with certainty whether or not the Documents will or will not be ultra vires. This is because, following a majority of the authoritative legal writers, the Supreme Court of The Netherlands has rendered judgments that a transaction should in any event be in the corporate interest of a Netherlands company in order to be intra vires. As it cannot reasonably be expected of

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counterparties to make an assessment of corporate interest in each transaction they enter into with a Dutch company, the test proposed in authoritative literature is that it should have been obvious to the counterparty that a certain transaction was contrary to a company’s corporate interest in order for that transaction to be voided on the grounds of ultra vires. In case the Documents would ever be challenged by the Company on such grounds, the Lenders should be able to demonstrate that they had no indication that the Documents were not in the Company’s corporate interest.

For purposes of this opinion we have assumed that the Company’s execution and performance of the Documents are in its corporate interest.

As regards (b):

Because the criteria for determining whether requirement (a) is met are mostly factual, absolute certainty cannot be provided. Consequently, it is often advisable to achieve protection against ultra vires by obtaining and relying on confirmations as to (a) from a Dutch company. This type of comfort would typically consist of a statement or representation from the company’s highest executive body, i.e. in this case the managing directors (bestuur). The purpose of such a statement or representation is to ensure that the second requirement for a successful ultra vires challenge is not met. In the event that a Netherlands company invokes (the defence of) ultra vires before a Netherlands court, and the counterparty to the relevant transaction can demonstrate that it relied on statements as to the scope of the company’s objects clause or its corporate benefit made by that company’s managing director(s) (such as those contained in the Board Resolutions) prior to entering into the relevant agreements, this will give rise to the presumption that such counterparty could reasonably have assumed that the transaction was within the company’s objects. This presumption will avoid the defence being invoked successfully, provided that it cannot be established that the beneficiary had actual knowledge that could rebut such presumption.

In the present case the managing directors of the Company have all signed the Board Resolutions, which contain certain confirmations. Since according to such statements and representations the execution and performance of the Documents is and will be in its corporate interest and to its benefit (which statements we assume to be correct without any investigation on our part), and do not breach its articles of association and assuming that the Lenders will be entering into the Documents in bona fide reliance on the statements made in the Board Resolutions (i.e. had no indication whatsoever that the transactions contemplated thereby were not in the Company’s corporate benefit), having given consideration to recent case law and literature, it may reasonably be expected that the execution of the Documents cannot be challenged successfully on the basis of Section 2:7 of The Netherlands Civil Code by the Company or its receiver in bankruptcy.

(I)	Our opinions expressed herein are further subject to the effect of general principles of equity, including (without limitation) the concepts or materiality, reasonableness and fairness (redelijkheid en billijkheid as known under Netherlands law), imprévision, misrepresentation, good faith and fair dealing and subject to the concepts of error (dwaling) and fraud (bedrog).

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(J)	A power of attorney granted by a Dutch company will automatically, i.e. by operation of law, terminate upon the bankruptcy of the company or become ineffective, when this company has been granted a (provisional) suspension of payment. To the extent that the appointment of a process agent by the Company constitutes the granting of a power of attorney to that process agent, the service of process on that agent, after the Company has been declared bankrupt or it has been granted a (provisional) suspension of payments, would not be valid and effective, other than to the extent authorised by the public receiver (curator) or administrator (bewindvoerder), as the case may be.

(K)	We have assumed that the Extract fully and accurately reflects the corporate status and position of the Company. It is noted, however, that the Extract may not completely and accurately reflect this status and position insofar as there may be a delay between the taking of a corporate action (such as the issuance of shares, the appointment or removal of a director, a winding-up (ontbinding) or (provisional) suspension of payment resolution or the making of a court order, like a winding-up, (provisional) suspension of payment or bankruptcy order) and the filing of the necessary documentation at the Commercial Register and a further delay between that filing and an entry appearing on the file of the relevant party at the Commercial Register.

(L)	In issuing this opinion we do not assume any obligation to notify or to inform you (or any other person entitled to rely on this opinion) of any development subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

(M)	As to the opinions 7(iii) and 18 we have relied solely upon a management certificate from the Company; we have assumed that the statements made therein are accurate and correct in all respects and we have not investigated any of the matters addressed therein.

This opinion, which is strictly limited to the matters expressly stated herein is given subject to the conditions, including the limitation of liability, set out at the bottom of the front page of this opinion letter and on the basis that this opinion is governed by and to be construed in accordance with Dutch law and that any action, arising out of it, is to be determined by a competent court in Amsterdam which shall have exclusive jurisdiction in relation thereto.

This opinion is given solely for the benefit of the Administrative Agent the Lenders identified on Schedule 1 hereto and their respective legal advisors in this particular matter and the context specified herein. It may not, without our prior written consent, be transmitted or otherwise disclosed to, or relied upon by, others, referred to in other matters or context whatsoever, or be quoted or made public in any way.

Yours faithfully,

Warendorf

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SCHEDULE 1

HSBC Securities (USA) Inc., as Sole Structuring Agent

HSBC Securities (USA) Inc., Joint Lead Arranger and Joint Bookrunner

Banco Santander, S.A., Joint Lead Arranger and Joint Bookrunner

The Royal Bank of Scotland PLC, Joint Lead Arranger and Joint Bookrunner

ING Capital LLC, as Administrative Agent

Each of the following, as Lender:

HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, acting through its Grand Cayman branch

Banco Santander, S.A.

The Royal Bank of Scotland, PLC

ING Bank N.V., acting through its Curacao branch

Caja de Ahorros y Monte de Piedad de Madrid - Miami Agency

Each Assignee that becomes a Lender pursuant to Section 13.06(b) of the Dutch Loan “B” Agreement and each of their respective successors or assigns.

SCHEDULE 2

Documents

(a)	an execution copy of the Maturity Loan “B” Agreement; and

(b)	copies of the Maturity “B” Notes.

SCHEDULE 3

Certificates

(a)	a copy of the Articles of Association (statuten) of the Company, dated 15 October 2003 which are the currently effective Articles of Association of the Company according to the extract referred to in clause b) below (the “Articles”);

(b)	an official extract (uittreksel) dated the date hereof from the Commercial Register (Handelsregister) of the Chamber of Commerce in Amsterdam, relating to the registration of the Company under number 34133556 (the “Extract”);

(c)	a copy of the resolutions of the Board of Managing Directors (Bestuur) of the Company incorporating the power of attorney, granted by the Company to Humberto Lozano Vargas and/or Jaime Armando Chapa Gonzalez and/or Agustin de Jesus Blanco Garza individually and severally, dated December 2008 (the “Board Resolutions”);

(d)	a copy of a managers certificate from the Company dated December 2008 certifying the matters set forth therein;

(e)	a copy of an officers certificate from the Company dated December 2008 certifying the matters set forth therein;

(f)	a copy of a managers certificate from the Company dated 19 December 2008 certifying the matters referred to in opinions 7 (iii) and 18 hereof.

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